Exhibit 10.1(a)

CREDIT AGREEMENT

among

EVOLVING SYSTEMS, INC.

TELECOM SOFTWARE ENTERPRISES, LLC

EVOLVING SYSTEMS HOLDINGS, INC.

and

CAPITALSOURCE FINANCE LLC,

as Agent

Dated as of

November 14, 2005

TABLE OF CONTENTS

I.	DEFINITIONS

II.	CREDITS

	2.1	Loan
	2.2	Evidence of Loan
	2.3	Interest
	2.4	Voluntary Prepayments
	2.5	Mandatory Payments and Prepayments
	2.6	Promise to Pay; Manner of Payment
	2.7	Payments by Agent
	2.8	Computation of Interest and Fees; Lawful Limits
	2.9	Reallocation of Commitments

III.	FEES

	3.1	Commitment Fee
	3.2	Prepayment Premium

IV.	CONDITIONS PRECEDENT

	4.1	Conditions to Funding of the Loan and the Closing

V.	REPRESENTATIONS AND WARRANTIES

	5.1	Organization and Authority
	5.2	Loan Documents, Revolving Loan Documents and Related Documents
	5.3	Subsidiaries, Capitalization and Ownership Interests
	5.4	Properties
	5.5	Other Agreements
	5.6	Litigation
	5.7	Environmental Matters
	5.8	Tax Returns; Governmental Reports
	5.9	Financial Statements and Reports
	5.10	Compliance with Law; ERISA; Business
	5.11	Intellectual Property
	5.12	Permits; Labor
	5.13	No Default; Solvency
	5.14	Insurance
	5.15	Margin Stock; Regulated Entities; Tax Regulations; OFAC; Patriot Act
	5.16	Broker’s or Finder’s Commissions
	5.17	Disclosure

	5.18	Incorporation of Certain Representations and Warranties
	5.19	Survival

VI.	AFFIRMATIVE COVENANTS

	6.1	Reporting, Collateral and Other Information
	6.2	Conduct of Business; Maintenance of Existence and Assets
	6.3	Compliance with Legal and Other Obligations
	6.4	Insurance
	6.5	Inspection; Management Meetings
	6.6	Use of Proceeds
	6.7	Further Assurances; Post Closing Deliveries
	6.8	Mandatory Dividends

VII.	NEGATIVE COVENANTS

	7.1	Financial Covenants
	7.2	Indebtedness
	7.3	Liens
	7.4	Consolidations, Mergers and Investments
	7.5	Restricted Payments
	7.6	Transactions with Affiliates
	7.7	Transfer of Assets
	7.8	Contingent Obligations
	7.9	Organizational Documents; Accounting Changes; Use of Proceeds; Insurance; Business
	7.10	Related Documents; Subordinated Debt; and TSE Contingent Obligations
	7.11	Negative Pledges
	7.12	Certain Specific Agreements
	7.13	Shareholder Blocking Rights

VIII.	EVENTS OF DEFAULT

IX.	RIGHTS AND REMEDIES AFTER DEFAULT

	9.1	Rights and Remedies
	9.2	Application of Proceeds
	9.3	Rights to Appoint Receiver
	9.4	Attorney in Fact
	9.5	Rights and Remedies not Exclusive

X.	WAIVERS AND JUDICIAL PROCEEDINGS

	10.1	Certain Waivers
	10.2	Delay; No Waiver of Defaults
	10.3	Jury Waiver

	10.4	Amendment and Waivers
	10.5	Survival and Termination

XI.	AGENT PROVISIONS; SETTLEMENT

	11.1	Agent
	11.2	Set-off and Sharing of Payments
	11.3	Settlements; Payments; and Information
	11.4	Dissemination of Information

XII.	MISCELLANEOUS

	12.1	Governing Law; Jurisdiction; Service of Process; Venue
	12.2	Successors and Assigns; Assignments and Participations
	12.3	Reinstatement; Application of Payments
	12.4	Indemnity
	12.5	Notice
	12.6	Severability; Captions; Counterparts
	12.7	Expenses
	12.8	Entire Agreement
	12.9	Approvals and Duties
	12.10	Confidentiality and Publicity
	12.11	No Consequential Damages
	12.12	Borrower Funds Administrator
	12.13	Joint and Several Liability

XIII.	TAXES

	13.1	Taxes
	13.2	Certificates of Lenders
	13.3	Survival

XIV.	GUARANTY

	14.1	Guaranty
	14.2	Guaranty Absolute
	14.3	Waiver
	14.4	Continuing Guaranty; Assignments
	14.5	Maximum Liability
	14.6	Subordination
	14.7	Subrogation

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of November 14, 2005, is entered into by and among, (i) Evolving Systems, Inc. (“Evolving Systems”), a Delaware corporation and Telecom Software Enterprises, LLC, a Colorado limited liability company (together with Evolving Systems each a “Borrower”); (ii) Evolving Systems Holdings, Inc., a Delaware corporation (“Intermediate Holdco”), as a Guarantor and additional Credit Party; (iii) CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (in its individual capacity, “CapitalSource”), as administrative and payment agent for the Lenders (CapitalSource, in such capacity, “Agent”); and (iv) the LENDERS from time to time parties hereto.

WHEREAS, the Credit Parties have requested that Lenders make available to Borrower a term loan in an aggregate original principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000), the proceeds of which, in each case, shall be used by Borrower for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

WHEREAS, Lenders are willing to make the loan available to Borrower, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which hereby are acknowledged, the parties hereto hereby agree as follows:

I.              DEFINITIONS

For purposes of the Loan Documents and all schedules, exhibits, annexes and attachments thereto, in addition to the definitions elsewhere in this Agreement and the other Loan Documents, the terms listed in Appendix A hereto shall have the respective meanings assigned to such terms in Appendix A hereto, which is incorporated herein and made a part hereof.  All capitalized terms used which are not specifically defined herein shall have the respective meanings assigned to them in Article 9 of the UCC to the extent the same are used or defined therein.  Unless otherwise specified in any Loan Document, this Agreement, any other Loan Document and any agreement or contract referred to herein or in Appendix A hereto shall mean such agreement or contract, as modified, amended, supplemented or restated and in effect from time to time, subject to any applicable restrictions set forth in such Loan Document.  Unless otherwise specified, as used in the Loan Documents or in any certificate, report, instrument or other document made or delivered pursuant to any of the Loan Documents, all accounting terms not defined in Appendix A hereto or elsewhere in this Agreement or any other Loan Document shall have the meanings assigned to such terms in and shall be interpreted in accordance with GAAP.  If any change in GAAP results in a change in the calculation of the financial covenants or interpretation of related provisions of this Agreement or any other Loan Document, then Borrower, Agent, Lenders and the other Credit Parties agree to amend such provisions of this Agreement so as to equitably reflect such changes in GAAP with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such change in GAAP as if such change had not been made, provided that, notwithstanding any other provision of this Agreement, the Requisite Lenders’ agreement to any amendment of such provisions shall be sufficient to bind all Lenders; and, provided further, until such time as the financial covenants and the related provisions of this Agreement have been amended in accordance with the terms of this paragraph, the calculations of financial covenants and the interpretation of any related provisions shall be calculated and interpreted in accordance with GAAP as in effect immediately prior to such change in GAAP.  The term “Borrower” used in the singular shall mean each of Evolving Systems and Telecom Software Enterprises, LLC.

II.            CREDITS

2.1          Loan

Subject to the terms and conditions set forth in this Agreement, each Lender agrees to loan to Borrower on the Closing Date such Lender’s Pro Rata Share of the Loan, which, in the aggregate for all Lenders, shall be in the original principal amount of Eight Million Five Hundred Thousand Dollars ($8,500,000).  The Loan is not a revolving credit facility and may not be drawn, repaid and redrawn and any repayments or prepayments of principal on the Loan shall permanently reduce the Loan.  The obligations of Lenders hereunder are several and not joint or joint and several.  Borrower irrevocably authorizes Agent and Lenders to disburse the proceeds of the Loan on the Closing Date.

2.2          Evidence of Loan

(a)           Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from the Loan made by such Lender, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)           Agent shall maintain electronic or written records in which it will record (i) the amount of each Loan made hereunder, the class and type of each Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrower to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrower and each Lender’s share thereof.

(c)           The entries in the electronic or written records maintained pursuant to Section 2.2(b) (the “Register”), which shall include the promissory notes, if any, issued pursuant to Section 2.2(d) hereof, shall, in the absence of manifest error, be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans or Obligations in accordance with their terms.  The Register shall be subject to the terms of Section 12.2(c).

(d)           Borrower agrees that:

(i)          upon written notice by Agent to Borrower that a promissory note or other evidence of indebtedness or replacement of a lost Note is requested by Agent (for itself or on behalf of any Lender) to evidence the Loan and other Obligations owing or payable to, or to be made by, such Lender, Borrower promptly shall (and in any event within five (5) Business Days of any such request and in the event of a lost Note upon receipt of customary affidavits and indemnities) execute and deliver to Agent an appropriate promissory note or notes in form and substance reasonably satisfactory to Agent and Borrower, payable to the order of such Lender in a principal amount equal to the amount of the Loan owing or payable to such Lender;

(ii)         all references to “Notes” in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to Borrower for cancellation) hereunder, as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time which shall be included in the Register maintained by the Agent; and

(iii)        upon Agent’s written request (for itself or on behalf of any Lender), and in any event within five (5) Business Days of any such request, Borrower shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing subject Notes, in such smaller amounts or denominations as Agent or such Lender shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding hereunder and replaced by such new Notes, promptly cancelled and returned to Borrower within a reasonable period of time after Agent’s receipt of the replacement Notes.

2.3          Interest

(a)           Subject to Section 2.3(c), the Loan shall bear interest on the outstanding principal amount thereof from the date made at a rate per annum equal to (i) the greater of (A) LIBOR Rate in effect from time to time or (B) 3.75%, plus (ii) the Applicable Margin in effect from time to time.

(b)           Interest on the Loan shall be due and payable in cash in arrears on each Interest Payment Date and on the date of any prepayment (actual or due) of the Loan pursuant to Sections 2.4 and 2.5.

(c)           Upon the occurrence and during the continuance of any Event of Default, the Obligations shall bear interest at the Default Rate upon written notice of such increase given by Agent to Borrower; provided, that, from and after the occurrence of any Event of Default under Sections VIII (a), (g) or (h), such increase shall be automatic and without any notice from Agent, Requisite Lenders, or any other person.  In all such events unless otherwise provided in the applicable notice by Agent to Borrower, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is waived in writing in accordance with the terms of this Agreement and shall be payable in cash upon demand.  Neither Agent nor Lenders shall be required to (i) accelerate the maturity of the Loan, (ii) terminate any Commitment or (iii) exercise any other rights or remedies under the Loan Documents or applicable law in order to charge interest hereunder at the Default Rate.

2.4          Voluntary Prepayments

(a)           Subject to the terms of this Section 2.4 and Section 3.2, Borrower may prepay to Agent, for the ratable benefit of the applicable Lenders, the outstanding principal amount of the Loan, in whole or in part, at any time or from time to time.

(b)           If Borrower elects to make any prepayment of the Loan pursuant to this Section 2.4, Borrower Funds Administrator shall give irrevocable notice of such prepayment to Agent not less than three (3) Business Days prior to the date such prepayment is to be made, specifying (i) the date on which such prepayment is to be made, (ii) the amount of such prepayment and (iii) the amount of the Prepayment Premium, if any, and accrued interest applicable to such prepayment.  Such notice shall be accompanied by a certificate of a Responsible Officer of Borrower Funds Administrator on behalf of Borrower Funds Administrator stating that such payment is being made in compliance with this Section 2.4.  Notice of prepayment having been so given, the aggregate principal amount of the Loan so specified to be prepaid, together with accrued interest thereon and the applicable Prepayment Premium, shall be due and payable on the prepayment date set forth in such notice.

(c)           Any voluntary partial prepayment with respect to the Loan shall be applied in the following order of priority to the payment of:  (i) first, to all then unpaid fees and expenses of Agent under the Loan Documents, (ii) second, to all then unpaid fees and expenses of Lenders under the Loan Documents, including any Prepayment Premium, (iii) third to any and all Obligations that are due and owing pursuant to the terms of the Loan Documents, except the principal balance of the Loan and accrued and unpaid interest thereon; (iv) fourth to accrued and unpaid interest on the portion of the principal balance of the Loan being prepaid; and (v) fifth to the principal balance of the Loan, which shall be applied to the scheduled installments thereof in inverse order of maturities.

(d)           All prepayments made pursuant to this Section 2.4 shall be designated as a prepayment pursuant to this Section 2.4 on the applicable wire.  The amount of any partial prepayment of the principal balance of the Loan shall not be less than $100,000 or, if in excess thereof, in integral multiples of $100,000 in excess thereof.

2.5          Mandatory Payments and Prepayments

(a)           The principal amount of the Loan shall be paid in installments on the dates and in the respective amounts set forth below:

Amount of
Payment Date	Principal Payment

January 1, 2006	$250,000
April 1, 2006	$250,000
July 1, 2006	$250,000
October 1, 2006	$250,000
January 1, 2007	$500,000
April 1, 2007	$500,000
July 1, 2007	$500,000
October 1, 2007	$500,000
January 1, 2008	$625,000
April 1, 2008	$625,000
July 1, 2008	$625,000
October 1, 2008	$625,000
January 1, 2009	$500,000
April 1, 2009	$500,000
July 1, 2009	$500,000
October 1, 2009	$500,000
January 1, 2010	$250,000
April 1, 2010	$250,000
July 1, 2010	$250,000
October 1, 2010	$250,000

(b)           The then remaining unpaid principal amount of the Loan and all other Obligations under or in respect of the Loan shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date.

(c)           If a Change of Control occurs that has not been consented to in writing by Agent prior to consummation thereof, or any Credit Party or any Subsidiary of any Credit Party (other than the Revolving Borrower and its Subsidiaries), whether in a single transaction or a series of transactions:

(i)          sells or transfers any Property (other than any Qualified Asset Sale);

(ii)         sells or issues any Capital Stock (excluding sales or issuances of Permitted Securities to the extent no Default or Event of Default has occurred and is continuing or would be caused thereby or result therefrom, but specifically including any sale or issuance of Capital Stock pursuant to a Public Offering);

(iii)        receives any property damage insurance award or any other insurance proceeds of any kind, including, without limitation, proceeds from any life insurance (including the Life Insurance Policy) or business interruption insurance in excess of $100,000; or

(iv)       incurs any Indebtedness other than Permitted Indebtedness.

then Borrower shall prepay the Loan and the other Obligations in an amount equal to one hundred percent (100%) of the Net Proceeds received by the Credit Parties and their Subsidiaries in connection therewith (or such lesser amount as is required to irrevocably pay in cash in full the Obligations)), which prepayment shall be applied thereto in accordance with Section 2.5(e); provided, that, the foregoing notwithstanding, if Borrower reasonably expects the Net Proceeds of any such sale or transfer in respect of the foregoing clause (i) or any such property damage insurance award under the foregoing clause (iii), or a portion thereof, to be reinvested in productive assets of a kind then used or usable in the Business, and, within one hundred eighty (180) days after such occurrence, enters into a binding commitment to make such reinvestment (which reinvestment shall be made within two hundred seventy (270) days after such occurrence), then Borrower shall deliver an amount equal to such Net Proceeds, or applicable portion thereof, to Agent to be held by Agent in a cash collateral account pending such reinvestment.

(d)           On the day of the delivery to Agent of Borrower’s annual audited financial statements in accordance with the terms of this Agreement, but in any event no later than the ninetieth (90th) day after the end of each fiscal year of Borrower (commencing with the fiscal year of Borrower ending December 31, 2006), Borrower shall furnish to Agent a written calculation of Excess Cash Flow for such fiscal year and deliver to Agent, for distribution to Lenders, an amount equal to fifty percent (50%) of such Excess Cash Flow, for application to the Loan and the other Obligations in accordance with Section 2.5(e).

(e)           All prepayments pursuant to Sections 2.5(c), and 2.5(d) shall be applied in the following order of priority: (i) first, to all then unpaid fees and expenses of Agent under the Loan Documents, (ii) second, to all then unpaid fees and expenses of Lenders under the Loan Documents, including any Prepayment Premium, (iii) third to any and all Obligations that are due and owing pursuant to the terms of the Loan Documents, except the principal balance of the Loan and accrued and unpaid interest thereon; (iv) fourth to accrued and unpaid interest on the portion of the principal balance of the Loan being prepaid or required to be prepaid; and (v) fifth to the principal balance of the Loan, which shall be applied to the scheduled installments thereof in inverse order of maturities.

2.6          Promise to Pay; Manner of Payment.

Borrower absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder and under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.  Any payments made by the Credit Parties shall be made by wire transfer on the date when due, without offset, deduction or counterclaim, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent to Borrower from time to time.  Any such payment received after 2:00 p.m. (New York City time) on any date shall be deemed received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue in respect thereof.  Whenever any payment under any Loan Document shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate in effect during such extension) and/or fees, as the case may be.

2.7          Payments by Agent

Should any Obligation required to be paid under any Loan Document remain unpaid beyond any applicable cure period, such Obligation may be paid by Agent, on behalf of Lenders.  Any sums expended or amounts paid by Agent and/or Lenders as a result of any Credit Party’s failure to pay, perform or comply with any Loan Document or any of the Obligations may be charged to Borrower’s account and added to the Obligations.

2.8          Computation of Interest and Fees; Lawful Limits

All interest and fees owing from time to time under the Loan Documents shall be computed on the basis of a year of 360 days and for the actual number of days elapsed in each calculation period, as applicable.  In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to Agent, for the benefit of Lenders, or Lenders for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if Agent or Lenders shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to the unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, Agent and Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 2.8 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

2.9          Reallocation of Commitments

The Credit Parties, Agent and the Lenders agree and acknowledge that, on terms and conditions satisfactory to each Borrower, Revolving Borrower, Agent, each of the Lenders, and the Revolving Lender, any Commitment of any Lender hereunder and the Revolving Lender under the Revolving Loan Agreement for the benefit of any Borrower or Revolving Borrower may be reallocated and adjusted from time to time with any other Commitment or Commitments of such Lender under this Agreement or Revolving Lender for the benefit of the other Borrower or Revolving Borrower, and the outstanding Loans thereunder and hereunder reclassified or re-categorized in connection therewith and herewith to evidence or effectuate any such reallocation and adjustment, without constituting a novation, for any purpose, including, without limitation, for purposes of accurately reflecting each Borrower’s or Revolving Borrower’s relative contribution to, or allocable amount or share of, Evolving System’s Consolidated EBITDA, earnings, revenue, assets and/or liabilities.  For clarification purposes, any such reallocation and adjustment shall require the written consent of each Borrower, Revolving Borrower, Agent, each Lender and Revolving Lender and shall not, in any event, result in a reduction of the aggregate Commitments contained herein and in the Revolving Loan Agreement.

III.           FEES

3.1          Commitment Fee

On the Closing Date, Borrower shall pay to Agent, for the ratable benefit of Lenders, a nonrefundable commitment fee equal to One Hundred Twenty Seven Thousand Five Hundred Dollars ($127,500), which commitment fee shall be deemed fully earned and due and payable on the Closing Date and in addition to any other fee from time to time payable under the Loan Documents.

3.2          Prepayment Premium.

If the Obligations are accelerated as a result of either (i) an Event of Default under Article VIII(a), (g)(ii) – (g)(v) or (h) or (ii) an Event of Default resulting from violation of any of the financial covenants set forth in Exhibit B-1 hereto or Borrower otherwise prepays, or is required to prepay, the Loan in full or in part (other than as a result of any mandatory prepayment under Sections 2.5(c)(iii) or 2.5(d)), then, on the effective date of such acceleration or prepayment, Borrower shall pay to Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other Obligations owing pursuant to the terms of this Agreement and any other Loan Document), as yield maintenance for the loss of bargain and not as a penalty, an amount equal to the Prepayment Premium (prior to giving effect to any payment of Obligations as a result thereof).  For purposes of determining the Prepayment Premium, if any, due upon acceleration of the Obligations, such acceleration shall be deemed to have occurred on the date the Event of Default giving rise to such acceleration first occurred.

IV.           CONDITIONS PRECEDENT

4.1          Conditions to Funding of the Loan and the Closing

The obligations of Agent and Lenders to consummate the transactions contemplated herein and to fund the Loan in each case are subject to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of each of the conditions precedent listed on Exhibit D hereto, all in a manner, form and substance satisfactory to Agent in its sole discretion.

V.            REPRESENTATIONS AND WARRANTIES

Each Credit Party, jointly and severally, represents and warrants to the Lender Parties as follows as of the Closing Date and except as set forth in the disclosure schedule corresponding to such Section:

5.1          Organization and Authority

Each Credit Party, and each Subsidiary of each Credit Party, is a corporation, partnership or limited liability company, or other form of entity, as the case may be, duly organized or formed, validly existing and in good standing (to the extent such concept applies) under the laws of its jurisdiction of organization or formation.  Each Credit Party, and each Subsidiary of each Credit Party, (a) has all requisite corporate, partnership, limited liability company or other type of entity, as the case may be, power and authority to own its Properties and carry on its business as now being conducted and as contemplated in the Loan Documents, the Revolving Loan Documents and the Related Documents, (b) is duly qualified and licensed to do business in and in good standing (to the extent such concept applies) in each jurisdiction where the failure so to qualify or be licensed or qualified would reasonably be expected to result in a Material Adverse Effect, and (c) has all requisite corporate, partnership, limited liability company or other type of entity, as the case may be, power and authority (i) to execute, deliver and perform the Loan Documents, the Revolving Loan Documents and the Related Documents to which it is a party, (ii) with respect to Borrower, to borrow hereunder, (iii) to consummate the transactions contemplated by the Loan Documents, the Revolving Loan Documents and the Related Documents and (iv) to grant the Liens pursuant to the Security Documents to which it is a party.

5.2          Loan Documents, Revolving Loan Documents and Related Documents

The execution, delivery and performance by each Credit Party of the Loan Documents, the Revolving Loan Documents and the Related Documents to which it is a party, and the consummation by such Credit Party of the transactions contemplated thereby, (a) have been duly authorized by all requisite corporate, partnership, limited liability company or other form of entity, as the case may be, action of such Credit Party, and such Loan Documents, Revolving Loan Documents and Related Documents to which it is a party have been duly executed and delivered by or on behalf of such Credit Party; (b) do not violate any provisions of (i) any applicable law, statute, rule, regulation, ordinance or tariff, (ii) any order, injunction, writ or decree of any Governmental Authority binding on such Credit Party or any of their respective Properties, or (iii) the Organizational Documents of such Credit Party, or any agreement between such Credit Party and its shareholders, members, partners or equity owners or, to the knowledge of the Credit Parties, among any such shareholders, members, partners or equity owners; (c) are not in conflict with, and do not result in a breach or default of or constitute an event of default, or an event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in a conflict, breach, default or event of default under, any indenture, agreement or other instrument to which such Credit Party is a party, or by which the Properties of such Credit Party are bound, the effect of which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect; (d) except as contemplated or expressly permitted by the Loan Documents and the Revolving Loan Documents, will not result in the creation or imposition of any Lien of any nature upon any of the Collateral or other material Properties of any Credit Party; and (e) except for filings in connection with the perfection and/or registration of the Liens created by the Security Documents, filings required to be made by Evolving Systems with the SEC, as defined herein, under the Securities Exchange Act of 1934, as amended, and rules and regulations thereunder, and consents, approvals, authorizations, filings, registrations and qualifications that have been obtained, made or done, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person.  Each of the Loan Documents, the Revolving Loan Documents and the Related Documents to which each Credit Party, is a party constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).

5.3          Subsidiaries, Capitalization and Ownership Interests

As of the Closing Date, no Credit Party has any Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3.  Schedule 5.3 states the authorized and issued capitalization of each Credit Party, the number and class of equity securities and/or ownership, voting or partnership interests issued and outstanding of such Credit Party, the number and class of Capital Stock authorized and issued pursuant to each employee stock option plan and stock purchase plan and, except as to the holders of the common stock of Evolving Systems and Capital Stock issued pursuant to employee stock option plans and stock purchase plans, the beneficial and record owners thereof (including options, warrants, convertible notes and other rights to acquire, or exchangeable or exercisable for, any of the foregoing) as of the Closing Date.  Except as listed on Schedule 5.3, the outstanding equity securities and/or ownership, voting or partnership interests of each Credit Party have been duly authorized and validly issued and are fully paid and nonassessable and each Credit Party listed on Schedule 5.3 owns beneficially and of record all of the equity securities it is listed as owning free and clear of any Liens other than Liens created by the Security Documents and Permitted Liens.  Schedule 5.3 lists the directors and managers of each Credit Party as of the Closing Date.  Except as listed on Schedule 5.3, no Credit Party (a) owns any interest or participates or engages in any joint venture, partnership or similar arrangements with any Person, (b) is a party to or has knowledge of any agreements restricting the transfer of its equity securities, excluding the equity securities of Evolving Systems, (c) has issued any rights which can be convertible into or exchangeable or exercisable for any of its equity securities, or any rights to subscribe for or to purchase, or any options for the purchase of or any rights of pre-emption or conversion of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, or other commitments or claims of any character relating to, any of its equity securities or any securities convertible into or exchangeable or exercisable for any of its equity securities and (d) is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire, repay, redeem or retire any of its equity securities or other convertible rights or options or debt securities.  No Credit Party has any stock appreciation rights, phantom stock plan or similar rights or obligations outstanding.

5.4          Properties

Each Credit Party is the sole owner and has good, valid and marketable title to, or a valid leasehold interest in, license of, or right to use, all of its material Properties, whether personal or real, in each instance, necessary or used in the Ordinary Course of Business, free and clear of all Liens other than Permitted Liens.  All material tangible personal Property of each Credit Party is in good repair, working order and condition (normal wear and tear excepted) and is suitable and adequate for the uses for which they are being used or are intended.

5.5          Other Agreements

Other than as listed in Schedule 5.5, no Credit Party is (a) a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which adversely affects its ability to grant a security interest in the Collateral, take actions necessary to perfect the Lender’s Liens, execute and deliver, or perform its payment, guaranty, indemnification, release, waiver, and any material obligations under, any Loan Document, Revolving Loan Document or Related Document to which it is a party or to pay the Obligations,

(b) in default in any material respect in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Related Document, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a material conflict, breach, default or event of default under, any of the Related Documents, (c) in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any other agreement, document or instrument to which it is a party or to which any of its Properties are subject, which default would reasonably be expected to result in a Material Adverse Effect, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing which would reasonably be expected to result in a Material Adverse Effect, or (d) a party or subject to any agreement, document or instrument with respect to, or obligation to pay any, service or management fee to an Affiliate with respect to, the ownership, operation, leasing or performance of any of its Business other than the Cross-License Agreements and Transfer Pricing Agreements.

5.6          Litigation

Except as set forth on Schedule 5.6, (i) there are no actions, suits, or proceedings pending against any Credit Party, (ii) to the knowledge of the Credit Parties, there are no investigations pending against any Credit Party and (iii) to the knowledge of the Credit Parties, there are no actions, suits, investigations or proceedings threatened against any Credit Party that, in each case, (a) questions or would reasonably be expected to prevent the validity of any of the Loan Documents, Revolving Loan Documents or Related Documents or the right of such Credit Party to enter into any Loan Document, any Revolving Loan Document or any Related Document to which it is a Party or to consummate the transactions contemplated thereby, or (b) would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  Except as listed on Schedule 5.6, no Credit Party is a party or subject to any order, writ, injunction, judgment or decree of any Governmental Authority.

5.7          Environmental Matters

Each Credit Party is, and the operations of each Credit Party are, in compliance with all applicable Environmental Laws in all material respects.  No Credit Party has been notified in writing of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of such Credit Party under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance.

5.8          Tax Returns; Governmental Reports

Except as set forth in Schedule 5.8, each Credit Party (a) has filed all federal and all material state, foreign and local tax returns and other material reports which are required by law to be filed by such Credit Party, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except for items that such Credit Party currently is contesting in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP and no notice of Lien has been filed or recorded.

5.9          Financial Statements and Reports

All financial statements relating to any Credit Party that have been and hereafter may be delivered to Agent or any Lender by any Credit Party (a) are consistent with the books of account and records of such Credit Party, (b) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, subject to, in the case of interim unaudited financial statements, the lack of footnote disclosure and normal year-end adjustments, and (c) present fairly in all material respects the consolidated financial position and results of operations of such Credit Party and its consolidated Subsidiaries at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Except as (a) listed on Schedule 5.9 and (b) permitted under this Agreement and not required to be disclosed on a Credit Party’s financial statements under GAAP, the Credit Parties have no material obligations or liabilities of any kind that are not disclosed in such financial statements, and since the date of the most recent financial statements submitted to Agent and Lenders, there has not occurred any Material Adverse Effect or, to Credit Parties’ knowledge, any event or condition that would reasonably be expected to result in a Material Adverse Effect.

5.10        Compliance with Law; ERISA; Business

(a)           Except as set forth on Schedule 5.10(c), each Credit Party (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to such Credit Party, the Business and/or such Credit Party’s Properties or operations, including, without limitation, ERISA and any other laws or regulations pertaining to the Business, and (b) is not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where any such noncompliance or violation would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  There is no event, fact, condition or circumstance which, with notice or passage of time, or both, would constitute or result in any noncompliance with, or any violation of, any of the foregoing, in each case except where any such noncompliance or violation would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(b)           Evolving Systems has filed all material reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the U.S. Securities and Exchange Commission (“SEC”) required to be filed by Evolving Systems since December 31, 2002 (such documents, the “SEC Documents”). No Subsidiary of Evolving Systems is required to file, or files, any form, report or other document with the SEC or similar foreign Governmental Authority regulating public issuance of securities. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not materially misleading as of their respective dates; provided that notwithstanding anything else contained in this

Agreement or any Loan Document, none of the Credit Parties make any representation, warranty or guaranty as to any projections furnished to Agent or the Lenders (except that such projections have been prepared by the applicable Credit Party or Subsidiary of a Credit Party on the basis of assumptions which were believed to be reasonable as of the date of such projections in light of current and reasonably foreseeable business conditions).  The financial statements of Evolving Systems included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Evolving Systems and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

(c)           Except as set forth on Schedule 5.10(c), no Credit Party has (i) engaged in any “Prohibited Transactions,” as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, (ii) failed to meet any applicable minimum funding requirements under Section 302 of ERISA in respect of its plans and no funding requirements have been postponed or delayed, (iii) knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any of its employee benefit plans, (iv) any fiduciary responsibility under ERISA for investments with respect to any plan existing for the benefit of Persons other than its employees or former employees, or (v) withdrawn, completely or partially, from any multi-employer pension plans so as to incur liability under the MultiEmployer Pension Plan Amendments of 1980.  With respect to each Credit Party, there exists no event described in Section 4043 of ERISA, excluding Subsections 4043(b)(2) and 4043(b)(3) thereof, for which the thirty (30) day notice period contained in 12 C.F.R. § 2615.3 has not been waived.  Each Credit Party has maintained all material records required to be maintained by any applicable Governmental Authority.  Intermediate Holdco has not engaged, does not presently engage and does not propose to engage in any business other than the ownership of the equity securities of Evolving Systems Holdings Limited, a company organized under the laws of England and Wales, and activities incidental thereto.

5.11        Intellectual Property

(a)           Except as set forth on Schedule 5.11, as of the Closing Date, or as thereafter otherwise disclosed in writing to Agent from time to time, no Credit Party or Subsidiary of a Credit Party owns or licenses any material patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, service mark applications, registered copyrights or copyright applications other than off-the-shelf licenses readily available in the open market.  Each Credit Party and each Subsidiary of a Credit Party owns directly, or is entitled to use by license or otherwise, all Intellectual Property necessary for or material to the conduct of such Credit Party’s business (such Intellectual Property, the “Necessary Intellectual Property”).  The ownership or license interests of all of the Credit Parties’ and each of their Subsidiaries’ interests in the items listed on Schedule 5.11 as of the Closing Date are and, at all times after the Closing Date (except to the extent no longer deemed necessary for or material to the conduct of the business of the Credit Parties and their Subsidiaries in the good faith business judgment of the Credit Parties) will be: (a) subsisting and have not been adjudged invalid or unenforceable, in whole or part; and (b) valid, in full force and effect and not in known conflict with the rights of any Person.  Each Credit Party and Subsidiary of a Credit Party has made all filings and recordations necessary in the exercise of reasonable business judgment to protect its ownership or license interest in the Necessary Intellectual Property of such Credit Party or Subsidiary of a Credit Party in the United States Patent and Trademark Office, and the United States Copyright Office and in corresponding offices throughout the world, as appropriate.  Each Credit Party and Subsidiary of a Credit Party has performed all acts and has paid and will continue to pay all required fees and taxes to maintain each and every item of its ownership or license interest in Necessary Intellectual Property in full force and effect, except such items of its Necessary Intellectual Property as are no longer deemed necessary for or material to the conduct of its businesses in its reasonable business judgment.  As of the Closing Date, no litigation is pending or, to the knowledge of each Credit Party, threatened against any Credit Party or Subsidiary thereof, which contains allegations respecting the validity, enforceability, infringement or ownership of the interest of any Credit Party or Subsidiary of a Credit Party in the Necessary Intellectual Property.  No Credit Party or Subsidiary of a Credit Party is in breach of or default under the provisions of any of the licenses under which it has obtained rights to license any Necessary Intellectual Property, nor is there any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any such license agreement which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  All personnel (including employees, agents, consultants and contractors) of the Credit Parties and each Subsidiary thereof, who have contributed to or participated in the conception or development of the Necessary Intellectual Property used in the business of the Credit Parties and their Subsidiaries either (i) have been a party to a “work-for-hire” or other arrangements or agreements with the Credit Parties or their Subsidiaries in accordance with applicable international, national and other applicable laws that has accorded the Credit Parties and their Subsidiaries full, effective, exclusive and original ownership of all tangible and intangible property and intellectual property rights thereby arising or relating thereto, or (ii) have executed appropriate instruments of assignment in favor of the Credit Parties or their Subsidiaries as assignee that have conveyed to such Person effective and exclusive ownership of all intellectual property rights thereby arising and related thereto.

5.12        Permits; Labor

Each Credit Party is in compliance with, and has, all Permits necessary or required by applicable law or Governmental Authorities for the operation of its Business as presently conducted and as proposed to be conducted, and for the execution, delivery and performance by, and enforcement against, such Credit Party of each Loan Document, Revolving Loan Document and Related Document, except where noncompliance, violation or lack thereof would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.  Except as listed in Schedule 5.12, (a) there is not any event, fact, condition or circumstance which, with notice or passage of time or both, would constitute or result in a conflict, breach, default or event of default under, any of the foregoing Permits, in each case which would reasonably be expected to result in, either individually or in the aggregate, a

Material Adverse Effect, and (b) no Credit Party is nor has been involved in any group labor dispute, strike, walkout or union organization.

5.13        No Default; Solvency

No Default or Event of Default exists.  Each Credit Party is and, after giving effect to the transactions and the Indebtedness contemplated by the Loan Documents and the transactions contemplated by the Revolving Loan Document and the Related Documents, will be Solvent.

5.14        Insurance

All insurance policies of the Credit Parties or otherwise relating to their Properties as of the Closing Date are listed and described on Schedule 5.14.

5.15        Margin Stock; Regulated Entities; Tax Regulations; OFAC; Patriot Act

(a)           The Credit Parties are not engaged in the business of extending credit for the purpose of purchasing or carrying any “margin stock” or “margin security” (within the meaning of Regulations T, U or X issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or margin security or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin security within the meaning of such Regulations T, U or X.

(b)           No Credit Party or any Person controlling any Credit Party is (a) an “investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

(c)           No Credit Party intends to treat the Loan, the Commitments and/or any letters of credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

(d)           No Credit Party (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of such Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order (“OFAC”).

(e)           Each Credit Party is in compliance, in all material respects, with the Patriot Act.  No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.16        Broker’s or Finder’s Commissions

Except as set forth on Schedule 5.16 no broker’s, finder’s or placement fee or commission is or will be payable to any broker, investment banker or agent engaged by any Credit Party or any of its officers, directors or agents with respect to the transactions contemplated by this Agreement, the other Loan Documents, the Revolving Loan Documents and the Related Documents, except for fees payable to Agent and Lenders.

5.17        Disclosure

No Loan Document or any other agreement, document, written report, certificate or statement furnished to Agent or any Lender by or on behalf of any Credit Party in connection with the transactions contemplated by or pursuant to the Loan Documents, nor any representation or warranty made by any Credit Party in any Loan Document, contains any untrue statement of a material fact or omits to state any material fact necessary to make the factual statements therein taken as a whole not materially misleading as of the time made or delivered in light of the circumstances under which it was made or furnished; provided that notwithstanding anything else contained in this Agreement or any Loan Document, none of the Credit Parties make any representation, warranty or guaranty as to any projections furnished to Agent or the Lenders (except that such projections have been prepared by the applicable Credit Party or Subsidiary of a Credit Party on the basis of assumptions which were believed to be reasonable as of the date of such projections in light of current and reasonably foreseeable business conditions).

5.18        Incorporation of Certain Representations and Warranties

As of the Closing Date and any other date on which representations and warranties are otherwise remade or deemed remade hereunder, (i) each of the representations and warranties contained in the Related Documents made by any Credit Party is true and correct in all material respects (except to the extent already qualified by materiality, in which case it shall have been true and correct in all respects and shall not have been false or misleading in any respect taken as a whole and in light of the circumstances under which it was made or furnished) and (ii) to the knowledge of each Credit Party, each of the representations and warranties contained in the Related Documents made by Persons other than a Credit Party, Agent or any Lender is true and correct in all material respects.

5.19        Survival

Each Credit Party agrees that the representations and warranties contained in the Loan Documents are made with the knowledge and intention that Agent and Lenders are relying and will rely thereon.  All such representations and warranties will survive the execution and delivery of this Agreement, the Closing and the funding of the Loan.

VI.           AFFIRMATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until the full performance and satisfaction, and indefeasible payment in full in cash, of all the Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and the termination of the Commitments:

6.1          Reporting, Collateral and Other Information

(a)           Reporting.  The Credit Parties shall maintain, and shall cause each of their Subsidiaries to maintain a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that interim financial statements shall not be required to have footnote disclosure and may be subject to normal year-end adjustments).

(b)           The Credit Parties shall furnish to Agent and each Lender, at the times, for the periods and otherwise in accordance with the terms of Exhibit C attached hereto, all statements (financial or otherwise), budgets, projections, reports, listings, calculations, certificates, notices and other materials described on such Exhibit C-1.

(c)           Collateral Deliverables; Related Actions.  Each Credit Party shall, and shall cause each other Credit Party to comply with each of the agreements, covenants and undertakings set forth in Exhibit C-2, applicable to such Credit Party in accordance with the terms thereof, and represents and warrants to the Lender Parties that the representations and warranties thereon contained are true, correct and complete in all material respects (except to the extent already qualified by materiality, in which case it shall have been true and correct in all respects) and shall not have been false or misleading in any respect taken as a whole and in light of the circumstances under which it was made or furnished.

6.2          Conduct of Business; Maintenance of Existence and Assets

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)           engage solely in the Business in accordance with good business practices customary to its industry, and use commercially reasonable efforts to preserve the goodwill and business of the customers, suppliers and others having material business relations with it;

(b)           use commercially reasonable efforts to collect its Accounts in the Ordinary Course of Business;

(c)           maintain and preserve all of its material Properties used or useful in its Business in good working order and condition (normal wear and tear excepted and except as may be disposed of in accordance with the terms of the Loan Documents) and from time to time make all reasonably necessary repairs, renewals and replacements thereof;

(d)           except as permitted under Section 7.4(h), maintain and preserve in full force and effect its organizational existence under the laws of its state or jurisdiction of incorporation, organization or formation, as applicable;

(e)           maintain and preserve in full force and effect all Permits and qualifications to do business and remain in good standing (to the extent such concept applies to such entity) in each jurisdiction in which the ownership or lease of its property or the nature of its business makes such Permits or qualification necessary, in each case except as would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect; and

(f)            maintain, comply with and keep in full force and effect and renew its rights in Intellectual Property except where the non-preservation, non-compliance or loss of which or failure to maintain would not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

6.3          Compliance with Legal and Other Obligations

Each Credit Party shall, and shall cause each of its Subsidiaries to:

(a)           comply with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its Business, Properties or operations, except where the failure to comply would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(b)           comply in all material respects with the Securities Act and Exchange Act and the rules promulgated under such acts in all material respects and make all material filings required by such acts within the required filing period;

(c)           pay all taxes, assessments, governmental fees and charges except taxes, assessments, governmental fees and charges being contested in good faith by appropriate proceedings diligently prosecuted and against which adequate reserves are being maintained in accordance with GAAP and, with respect to such items, all such items do not exceed $250,000 against Persons organized in the United States in the aggregate at any time or such items do not exceed $1,500,000 against Persons organized outside the United States in the aggregate at any time;

(d)           subject to any subordination provisions in favor of the Lender Parties and/or other restrictions herein set forth, perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to so perform would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(e)           pay and perform, before the same shall become delinquent and as the same shall be required to be performed, all of its obligations, liabilities and Indebtedness, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing or pertaining to such Indebtedness, except where the failure to so pay or perform would not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect;

(f)            pay and perform, before the same shall become delinquent and as the same shall be required to be performed, but subject to any subordination provisions contained herein and in the Subordination Agreement, and preserve and enforce all of its material rights, duties and obligations under each of the Related Documents and the TSE Purchase Agreement except as provided in Section 7.5(f); and

(g)           properly file all reports required to be filed with any Governmental Authority, except where the failure to file would not reasonably be expected to result in a Material Adverse Effect.

6.4          Insurance

Each Credit Party shall or if applicable Evolving Systems shall cause such Credit Party to (a) ensure that the Life Insurance Policy is fully paid and in full force and effect at all times; and (b) keep all of its insurable Properties adequately insured against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or the Business or owning similar Properties and of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and at least the minimum amount required by applicable law and any other agreement to which such Credit Party is a party or pursuant to which such Credit Party provides any services, including, without limitation, liability, property and business interruption insurance, as applicable; provided the amount of business interruption insurance shall not be less than projected EBITDA for all Credit Parties and their Subsidiaries on a consolidated basis without duplication for a period of not less than six (6) months and, in any event, not less than $1,500,000; and maintain general liability insurance at all times against liability on account of damage to Persons and Property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of such Credit Party under similar circumstances and (c) maintain directors and officers liability insurance at all times against risks and liabilities customarily insured; all of the foregoing insurance policies and coverage levels to (i) be satisfactory to Agent in its Permitted Discretion, (ii) name Agent, for the benefit of the Lender Parties, as loss payee/mortgagee in respect of property damage and casualty insurance, additional insured in respect of liability insurance (excluding errors and omissions insurance and directors and officers liability insurance) and sole beneficiary of the Life Insurance Policy, and (iii) expressly provide that they cannot be altered, amended, modified, canceled or terminated without at least thirty (30) days (ten (10) days in the event of a termination for nonpayment of premiums) prior written notice to Agent from the insurer except to add in the Ordinary Course of Business additional customers as loss payee/mortgagee or additional insured pursuant to this subsection (iii), and that they inure to the benefit of Agent, for the benefit of the Lender Parties, notwithstanding any action or omission or negligence of or by such Credit Party, or any insured thereunder.  Upon request of Agent or any Lender, Borrower shall furnish to Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of a Responsible Officer on behalf of Borrower (and, if requested by Agent, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this Section 6.4.  Unless Borrower provides Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrower’s expense to protect Agent’s and Lenders’ interests in the Credit Parties’ Properties.  This insurance may, but need not, protect the Credit Parties’ interests.  The coverage that Agent purchases may not pay any claim that any Credit Party makes or any claim that is made against any Credit Party in connection with said Property.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence to Agent, and written acknowledgment thereof, that Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance, Borrower shall be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations and payable on demand.  The costs incurred by Agent of the insurance may be more than the costs of insurance Borrower may be able to obtain on its own.  Any and all proceeds of the Life Insurance Policy shall be applied to the payment of the Obligations as provided in this Agreement.

6.5          Inspection; Management Meetings

(a)           Each Credit Party shall permit the representatives of Agent from time to time during normal business hours upon reasonable notice to (i) visit and inspect any of such Credit Party’s and the Subsidiaries of such Credit Parties’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of such Credit Party’s books of account, records, reports and other papers, (ii) make copies and extracts therefrom and (iii) discuss such Credit Party’s Business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and, so long as officers and employees of the Credit Party or such Subsidiary are entitled to be present, independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, that (x) the Credit Parties shall not be obligated to reimburse Agent for more than an aggregate of two (2) visits, inspections, examinations and/or audits under this Section 6.5(a) and pursuant to the Revolving Loan Agreement (whether any such visit, inspection, examination or audit includes or covers some or all of the “Credit Parties” and their respective “Subsidiaries” under and as defined in this Agreement and the Revolving Loan Agreement) during any fiscal year in which no Event of Default exists, of which one (1) visit, inspection, examination and/or audit in which employees and agents of Agent located within North America travel outside North America, which visits shall, to the extent practicable and appropriate in the Permitted Discretion of the Agent, be coordinated to occur at the same time as the semi-annual meetings provided for in clause (b) below (it being agreed and understood that the Borrower shall be obligated to reimburse Agent for all such visits, inspections, examinations and audits conducted while any Event of Default exists), and (y) no notice shall be required to do any of the foregoing if any Event of Default has occurred and is continuing.

(b)           The Credit Parties shall cause their senior management to hold meetings with Agent in person, on a semi-annual basis or more frequently in the Permitted Discretion of the Agent, to discuss the financial performance and projections of Evolving Systems and its Subsidiaries.  The format and content of the meetings shall be substantially similar to the discussion of such matters in meetings of the board of directors of Evolving Systems.  Credit Parties’ shall reimburse Agent for all reasonable out-of-pocket expenses incurred in connection with attendance at such meetings.

(c)           Agent and such representatives shall maintain the confidentiality of all non-public information (whether written or verbal and whether specifically identified as “confidential”) obtained during such visits, inspections, examinations, audits or meetings in accordance with Section 12.10.

6.6          Use of Proceeds

Borrower shall use the proceeds from the Loan solely for the following purposes:  (i) to refinance a portion of the existing indebtedness on the Closing Date that was used to pay costs incurred in purchasing Tertio Telecoms Limited, a seller of operational support systems and for payment of other costs and expenses incurred in connection with the negotiation and consummation of the transactions provided for in this Agreement and the other Loan Documents; and (ii) in compliance with applicable law and not in violation of this Agreement.

6.7          Further Assurances; Post Closing Deliveries

(a)           Except as authorized by Agent in its Permitted Discretion, each Credit Party shall, and shall cause each Credit Party to, within five (5) Business Days after demand by Agent or Requisite Lenders, take such further actions, obtain such consents and approvals and duly execute and deliver such further agreements, assignments, instructions or documents as may be requested in their Permitted Discretion in form and substance satisfactory to the Agent in its Permitted Discretion in order to carry out the purposes, terms and conditions of the Loan Documents and the transactions contemplated thereby, whether before, at or after the performance and/or consummation of the transactions contemplated hereby or the occurrence of any Default or Event of Default.

(b)           Without limiting any other provision of any Loan Document, each Credit Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to Agent all agreements, instruments, documents and other deliveries, and take or cause to be taken all actions, and otherwise perform, observe and comply with all obligations and covenants, set forth on Schedule 6.7 hereto within the applicable time periods set forth thereon.

(c)           Each Credit Party shall, and, except as provided in subsection (e) shall cause its Subsidiaries to, (i) execute, deliver and/or record any and all financing statements, continuation statements, stock powers, instruments and other documents, or cause the execution, delivery and recording of any and all of the foregoing, that are necessary or required under law or otherwise requested by Agent in its Permitted Discretion to create, perfect or preserve the pledge of the Collateral to Agent and the Lien on the Collateral in favor of Agent, for the benefit of the Lender Parties under the Loan Documents (and each Credit Party irrevocably grants Agent the right, at Agent’s option, to file any or all of the foregoing), and (ii) defend the Collateral and the Lien in favor of Agent, for the benefit of the Lender Parties under the Loan Documents, against all claims and demands of all Persons (other than Permitted Liens).  Without limiting the generality of the foregoing and except as provided in subsection (e) or as otherwise approved in writing by Requisite Lenders, (i) each Guarantor shall, and each Credit Party shall cause its Subsidiaries (other than the Borrower) to, guaranty the Obligations of Borrower and grant to Agent, for the benefit of the Lender Parties under the Loan Documents, a Lien on all of its Property to secure such guaranty, and (ii) Evolving Systems and each Credit Party shall grant a first priority Lien (other than with respect to Property subject to Priority Permitted Liens) on all of its Property (other than accounts used exclusively for employee payroll and employee benefit and any other Property that is not required to constitute Collateral pursuant to the Security Documents) and, without limiting the foregoing, pledge the stock and other equity interests and securities of each of its Subsidiaries, in each case to Agent, for the benefit of the Lender Parties, to secure the Obligations.  In furtherance thereof, each Domestic Subsidiary of a Credit Party shall execute a Joinder Agreement and become a party to such of the Loan Documents, including this Agreement, and in such capacity (Borrower or Guarantor) as Agent shall elect.  Notwithstanding the other provisions of this subsection (c) and anything else in this Agreement to the contrary, the Credit Parties shall not be required to grant a leasehold mortgage in the leases listed on Schedule 6.7(c) as such leases exist as of the date of this Agreement.

(d)           Concurrently with (i) the execution by any Credit Party, as lessee, of any lease pertaining to real property, such Credit Party shall deliver to Agent (a) an executed copy thereof, (b), a Landlord Waiver and Consent from the Landlord under such lease in form and substance acceptable to Agent in its Permitted Discretion and (c) except for extensions of leases listed on Schedule 6.7(c) as of the Closing Date and for leases of real property requiring no more than $200,000 in annual rent payments, (I) at the option of Agent, either a leasehold mortgage upon or a collateral assignment of such lease in favor of Agent for the benefit of the Lender Parties under the Loan Documents, in either case in form and substance acceptable to Agent in its Permitted Discretion and (II) at the option of Agent, a lender’s policy of title insurance for the benefit of the Lender Parties under the Loan Documents, in such form and amount and containing such endorsements as shall be satisfactory to Agent in its Permitted Discretion, insuring the Lien of such leasehold mortgage or collateral assignment of lease, together with a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title company issuing such policy to eliminate any survey exceptions to such policy and (d) such other documents and assurances with respect to such real property as Agent may require in its Permitted Discretion, and (ii) the execution by any Credit Party of any contract relating to the acquisition by such Credit Party of real property, an executed copy of such contract and, concurrently with the closing of the purchase of such real property, (a) a first mortgage or deed of trust in favor of Agent, for the benefit of the Lender Parties under the Loan Documents, on such real property, in form and substance acceptable to Agent in its Permitted Discretion, (b) a lender’s policy of title insurance for the benefit of the Lender Parties under the Loan Documents, in such form and amount and containing such endorsements as shall be satisfactory to Agent in its Permitted Discretion, (c) a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title company issuing such policy to eliminate any survey exceptions to such policy, (d) a recent environmental assessment of such real property by a third party acceptable to Agent, and the results thereof shall be satisfactory to Agent in its Permitted Discretion, and (e) such other documents and assurances with respect to such real property as Agent may require in its Permitted Discretion.

(e)           The foregoing provisions of this Section 6.7 to the contrary notwithstanding: (a) no Foreign Subsidiary of Evolving Systems that is a “controlled foreign corporation,” as defined in Section 957 of the Code, shall be required to deliver any guaranty or grant a security interest in any of its Property to secure any such guaranty, and neither Borrower nor any of its other Domestic Subsidiaries shall be required to pledge securities representing in the aggregate more than sixty five percent (65%) of the voting power of the outstanding voting equity securities of any such Foreign Subsidiary of Evolving Systems, to the extent, in any such case, such guaranty or granting, or a pledge of additional equity securities, would reasonably be expected to result in material and adverse tax consequences to any Credit Party under Section 956 of the Code and (b) no Foreign Subsidiary of Evolving Systems incorporated in the United

Kingdom shall be required to deliver any guaranty or grant a security interest in any of its Property to secure any such guaranty if such guaranty or security would be in breach of Section 151 of the Companies Act 1985, as determined by Agent in its Permitted Discretion.

6.8          Mandatory Dividends

On the day of delivery of any quarterly financial statements pursuant to Section 6.1, Borrower shall furnish to Agent a written calculation of U.K. Excess Cash Flow for the prior quarter.  For each period for which EBITDA of the Credit Parties and their consolidated Subsidiaries on a consolidated basis without duplication is less than the aggregate of (a) the “Minimum EBITDA” set forth in Exhibit B-1 for such period and (b) $250,000, the Credit Parties shall cause the Revolving Borrowers and their Subsidiaries, directly or indirectly, to, within the 45-day period following delivery of such financial statements, either (a) dividend to Evolving Systems 100% of such Excess Cash Flow lawfully available for dividends and lawfully transfer any remainder to Evolving Systems in another manner approved by Agent in its Permitted Discretion or (b) with the prior consent of Agent, lawfully transfer 100% of such Excess Cash Flow to Evolving Systems in another a manner approved by Agent in its Permitted Discretion.

VII.         NEGATIVE COVENANTS

Each Credit Party, jointly and severally, covenants and agrees that, until the full performance and satisfaction, and indefeasible payment in full in cash, of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) and the termination of all Commitments:

7.1          Financial Covenants

No Credit Party shall, and no Credit Party shall cause or permit any of its Subsidiaries to, violate any of the financial covenants set forth in Exhibit B-1 hereto, calculated and determined as of the respective dates and for the respective periods set forth thereon.

7.2          Indebtedness

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except the following (collectively, “Permitted Indebtedness”):

(a)           Indebtedness of the Credit Parties evidenced by the Loan Documents or the Revolving Loan Documents;

(b)           any Indebtedness of Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.2 hereto, including extensions and replacements thereof provided that the principal amount of such Indebtedness as of the date of such extension or replacement is not increased and the maturity and weighted average life thereof are not shortened;

(c)           Indebtedness of Borrower and its Subsidiaries not to exceed $250,000 in the aggregate at any time outstanding constituting Capital Lease Obligations;

(d)           Indebtedness of Borrower and its Subsidiaries incurred after the Closing Date secured by purchase money Liens permitted under Section 7.3(e)(i) provided the aggregate amount thereof outstanding at any time does not exceed $200,000;

(e)           inter-company unsecured Indebtedness arising from loans made by Borrower to its domestic Wholly-Owned Subsidiaries that are Credit Parties to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business; provided, that, that upon the request of Agent, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to the Agent, the sole originally executed counterparts of which shall be pledged and delivered to the Agent, for the benefit of the Lender Parties, as security for the Obligations;

(f)            inter-company unsecured Indebtedness not listed in Schedule 7.2 on the Closing Date arising from loans made by Borrower to Evolving Systems Networks India PVT LTD, an India corporation, and Evolving Systems GmbH, a German corporation, so long as such Persons are Wholly-Owned Subsidiaries of Evolving Systems, to fund working capital requirements of such Subsidiaries in the Ordinary Course of Business; provided, that, that upon the request of Agent, such Indebtedness shall be evidenced by promissory notes having terms (including subordination terms) satisfactory to Agent, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of the Lender Parties, as security for the Obligations; provided, however, that the aggregate amount of Investments permitted pursuant to Section 7.4(i) and outstanding Indebtedness permitted pursuant to this subsection 7.2(f) does not exceed $100,000 at any time;

(g)           Subordinated Debt of Borrower evidenced by the Subordinated Notes to the extent such Indebtedness remains subject to the terms and conditions of the Seller Subordination Agreement;

(h)           Contingent Obligations to the extent constituting Indebtedness and permitted under Section 7.8 hereof;

(i)            the incurrence by any Credit Party or any Subsidiary thereof of Indebtedness in an amount up to $50,000 arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days;

(j)            reimbursement obligations under the letters of credit listed on Schedule 7.2;

(k)           unsecured Indebtedness of a Credit Party or its Subsidiaries incurred in connection with the financing of insurance premiums in the Ordinary Course of Business with respect to insurance required or permitted under Section 6.4 up to $500,000 in aggregate annual premiums; and

(l)                                     other unsecured Indebtedness of Borrower and its Subsidiaries not to exceed $50,000 in the aggregate outstanding at any time.

7.3                               Liens

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon, in, against or with respect to any part of, or any pledge of, any of the Collateral or any of its other Property or Capital Stock (other than the Capital Stock of Evolving Systems) whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):

(a)                                  Liens created by the Loan Documents or the Revolving Loan Documents or otherwise arising in favor of Agent, for the benefit of the Lender Parties;

(b)                                 Liens imposed by law for taxes, assessments, fees or charges of any Governmental Authority (i) that are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Credit Party or Subsidiary in accordance with GAAP and, with respect to this clause (ii), all such Liens secure claims not exceeding amounts set forth in Section 6.3(c);

(c)                                  statutory Liens of landlords, carriers, warehousemen, mechanics and/or materialmen and other similar Liens imposed by law or that arise by operation of law in the Ordinary Course of Business that, in any such case, are only for amounts not yet delinquent or which are being contested in good faith by appropriate proceedings (which have the effect of preventing or staying the forfeiture or sale of the Property subject thereto) and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP;

(d)                                 Liens (other than any Lien imposed by ERISA) incurred or deposits or pledges made in the Ordinary Course of Business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, trade contracts, statutory obligations and other similar obligations (other than for the repayment of Indebtedness);

(e)                                  (i) purchase money Liens securing Indebtedness permitted under Section 7.2(d); provided, that (x) any such Lien attaches to the subject Property concurrently with or within twenty (20) days after the acquisition thereof, (y) such Lien attaches only to the subject Property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such Property; and (ii) Liens arising under Capital Leases permitted under Section 7.2(c) to the extent such Liens attach only to the Property that is the subject of such Capital Leases;

(f)                                    any attachment or judgment Lien provided that the enforcement of such Liens is effectively stayed, satisfied, vacated, dismissed or discharged within 30 days of issuance or execution and such Liens secure claims not otherwise constituting an Event of Default;

(g)                                 easements, rights of way, restrictions, zoning ordinances, reservations, covenants and other similar charges, title exceptions or encumbrances relating to real Property of the Credit Parties incurred in the Ordinary Course of Business that, either individually or in the aggregate, are not substantial in amount, do not interfere in any material respect with the use of the Property affected or the ordinary conduct of the Business of the Credit Parties and do not result in material diminution in value of the Property subject thereto;

(h)                                 Liens disclosed on Schedule 7.3 as of the Closing Date;

(i)                                     Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off, recoupment, combination of accounts or similar rights as to deposit accounts or other funds maintained with a creditor depository institution;

(j)                                     Liens that arise under customary non-assignment provisions in contracts, leases, subleases, licenses and sublicenses entered into with unaffiliated third parties in the Ordinary Course of Business;

(k)                                  transfer restrictions that arise under any agreement for a sale, lease, transfer, conveyance, assignment or other disposition of any Property or any interest therein that is permitted pursuant to Section 7.7 that imposes restrictions only on the Properties that are the subject of such agreement pending the consummation of such transaction;

(l)                                     restrictions under federal, state or foreign securities laws or the rules or regulations promulgated thereunder;

(m)                               Liens on Capital Stock of Evolving Systems not held by any Credit Party or Subsidiary of a Credit Party; and

(n)                                 Liens of licensors and sublicensors on licenses and sublicenses of Intellectual Property of a Credit Party or Subsidiary thereof entered into in the Ordinary Course of Business.

7.4                               Consolidations, Mergers and Investments

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, (i) merge, liquidate, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to or in favor of, any other Person, (ii) purchase, own, hold, invest in or otherwise acquire any obligations or stock or other securities of, or any other ownership interest in, any other Person (including the establishment or creation of any Subsidiary) or any joint venture, or otherwise consummate or commit to make any Acquisition (including by way of merger, consolidation or other combination), (iii) purchase, own, hold, invest in or otherwise acquire any “investment property” (as defined in the UCC) issued by any other Person, or (iv) except as permitted by Section 7.2 or Section 7.8, make, permit to exist or commit to make any loans, advances or extensions of credit to or for the benefit of any Person, or assume, guarantee, indemnify, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of, any Person (the items described in the foregoing clauses (ii), (iii) and (iv) sometimes are referred to as “Investments”), except:

(a)                                  Investments created by the Loan Documents and the Revolving Loan Documents;

(b)                                 trade credit extended by Borrower and its Subsidiaries in the Ordinary Course of Business and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(c)                                  Investments constituting inter-company Indebtedness to the extent permitted under Sections 7.2(e) and (f);

(d)                                 loans to employees and advances for business travel and similar temporary advances made in the Ordinary Course of Business to officers, directors and employees, not to exceed $25,000 in the aggregate at any time outstanding;

(e)                                  the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(f)                                    (i) Investments by the Credit Parties in Cash Equivalents with respect to which Agent, for the benefit of the Lender Parties, has a first priority and perfected Lien, as security for the Obligations and (ii) Investments in Cash Equivalents by the Revolving Borrower, Evolving Systems Networks India PVT LTD and Evolving Systems GmbH;

(g)                                 Borrower and its Subsidiaries may consummate transactions otherwise permitted under Sections 7.2, 7.5, 7.7 and 7.8;

(h)                                 upon not less than ten (10) Business Days’ prior written notice to Agent, any Subsidiary of Borrower may (A) merge with, or dissolve or liquidate into, or transfer its Property to, Borrower or a domestic Wholly-Owned Subsidiary of Borrower that is a Credit Party, provided that, with respect to any such merger, Borrower or such domestic Wholly-Owned Subsidiary shall be the continuing or surviving entity and (B) merge with, or dissolve or liquidate into, or transfer its Property to a Wholly-Owned Subsidiary of Borrower as permitted by the Revolving Loan Documents;

(i)                                     Investments in the Capital Stock of Evolving Systems Networks India PVT LTD and Evolving Systems GmbH not listed in Schedule 7.4 on the Closing Date; provided that the aggregate amount of such Investments and the outstanding Indebtedness permitted under Section 7.2(f) shall not exceed $100,000 at any time;

(j)                                     Investments in any domestic Wholly-Owned Subsidiary of Borrower that is or concurrent with such Investment becomes a Credit Party;

(k)                                  Investments existing as of the Closing Date by a Credit Party in its Subsidiaries set forth on Schedule 7.4;

(l)                                     Investments received in compromise or resolution of litigation or arbitration proceedings with Persons who are not Affiliates of a Credit Party up to $50,000 in the aggregate;

(m)                               Investments represented by prepaid expenses made in the Ordinary Course of Business; and

(n)                                 Without duplication of any quantitative limits, the Revolving Borrower and its Subsidiaries may make Investments permitted under the Revolving Loan Agreement.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

7.5                               Restricted Payments

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (i) declare, pay or make any dividend or distribution of cash, securities or other Property on any shares of its Capital Stock or other equity or ownership interests or securities, (ii) apply any of its Property to the acquisition, redemption or other retirement of any of its Capital Stock or other equity or ownership interests or securities or of any warrants, options or other rights to purchase or acquire, exchangeable or exercisable for, or convertible into, any of the foregoing, (iii) make any payment or prepayment of principal, premium, if any, interest, or fees on any Subordinated Debt, make any sinking fund or similar payment with respect to any Subordinated Debt, or redeem, exchange, purchase, retire, defease or setoff against any Subordinated Debt; (iv) make any payment or prepayment of any TSE Contingent Obligation, make any sinking fund or similar payment with respect to any TSE Contingent Obligation, or redeem, exchange, purchase, retire, defease or setoff against any TSE Contingent Obligation or (v) pay any management, service, consulting, non-competition or similar fee or any compensation to any Affiliate of any Credit Party (the items described in clauses (i), (ii), (iii), (iv) and (v) above sometimes are referred to herein as “Restricted Payments”).  Notwithstanding the foregoing:

(a)                                  any Wholly-Owned Subsidiary of Borrower may declare and pay dividends and other distributions to Borrower or to any other domestic Wholly-Owned Subsidiary of Borrower that is a Credit Party and the Wholly-Owned Subsidiaries of Evolving Systems party to the Revolving Loan Agreement may declare and pay dividends permitted under the Revolving Loan Agreement;

(b)                                 Evolving Systems may, upon termination, resignation or retirement of an officer or employee of Borrower, redeem for cash any equity securities or warrants or options to acquire any equity securities of Evolving Systems owned by such officer or employee, provided, that all of the following conditions are satisfied with respect to each such distribution:

(i)                             no Default or Event of Default has occurred and is continuing or would arise as a result of such distribution;

(ii)                          after giving effect to such distribution, the Credit Parties are in compliance on a pro forma basis with the financial covenants referenced in Section 7.1(a) (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto as of the first day of such period); and

(iii)                       the aggregate amount of such distributions shall not exceed $175,000 in any fiscal year of Borrower or $350,000 during the Term;

(c)                                  The Revolving Borrower may make distributions to Intermediate Holdco solely sufficient to permit Intermediate Holdco to pay as and when due and payable franchise taxes and other similar ordinary course licensing expenses and other general and customary holding company costs and expenses incurred in the Ordinary Course of Business and otherwise relating to activities in which Intermediate Holdco otherwise is permitted to engage under the Loan Documents to the extent no Default or Event of Default has occurred and is continuing or would arise as a result of such distributions;

(d)                                 Borrower may make payments on the Subordinated Debt evidenced by the Subordinated Notes only to the extent expressly permitted under the applicable Seller Subordination Agreement;

(e)                                  the Credit Parties and their Subsidiaries may pay (i) reasonable compensation (including Permitted Securities issued as equity compensation) to officers and employees for actual services rendered to Borrower and its Subsidiaries in the Ordinary Course of Business, including reasonable severance compensation upon termination of employment, and (ii) reasonable directors’ fees, meeting fees and reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings; and

(f)                                    Evolving Systems may pay the TSE Contingent Obligation due on November 15, 2005 in an amount up to $300,000 and TSE Contingent Obligations on or promptly thereafter the day of delivery to Agent of quarterly financial statements for such fiscal quarter; provided, that all of the following conditions are satisfied with respect to each such payment:

(i)                             no Default or Event of Default has occurred and is continuing or would arise as a result of such distribution;

(ii)                          the Credit Parties are compliance with the financial covenants referenced in Section 7.1(a) and provide evidence to Agent to such effect; and

(iii)                               the aggregate amount of such distributions shall not exceed $2,900,000 during the Term;

(g)                                 Evolving Systems may declare and make dividend payments or other distributions payable solely in Permitted Securities; and

(h)                                 the Credit Parties and their Subsidiaries may make payments pursuant to and in accordance with the Cross License Agreement and Transfer Pricing Agreements.

7.6                               Transactions with Affiliates

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, enter into or consummate any transaction with any Affiliate of such Person other than:

(a)                                  as expressly permitted by, and subject to the terms of, this Agreement, the other Loan Documents and the Revolving Loan Documents;

(b)                                 compensation and employment arrangements (including Permitted Securities issued as equity compensation) with employee, officers and directors in the Ordinary Course of Business and to the extent otherwise permitted under Section 7.5(e);

(c)                                  other transactions pursuant to written agreements between a Credit Party or its Subsidiary and any such Affiliates that are entered into in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party; provided, that such transactions and agreements are on fair and reasonable terms not less favorable to such Person than would be obtained in an arm’s length transaction between unrelated parties of equal bargaining power;

(d)                                 (i) transactions between or among any of the Credit Parties and/or their domestic Wholly-Owned Subsidiaries that are or concurrent with such transaction becomes a Credit Party and (ii) transactions between or among the Revolving Borrowers and its Subsidiaries that are permitted by the Revolving Loan Agreement;

(e)                                  the Cross License Agreement and the Transfer Pricing Agreements in form and substance satisfactory to the Agent in its Permitted Discretion; and

(f)                                    the agreements identified on Schedule 7.6.

7.7                               Transfer of Assets

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, sell, lease, transfer, convey, assign or otherwise dispose of (whether in a single transaction or a series of transactions) any Property or any interest therein, or agree to do any of the foregoing, except that:

(a)                                  Borrower and its Subsidiaries may sell lease, transfer, convey, assign or otherwise dispose of (whether in a single transaction or a series of transactions) obsolete, worn out, replaced, damaged or excess Property that is no longer needed in the Ordinary Course of Business and has a book value not exceeding $200,000 in the aggregate in any fiscal year;

(b)                                 Borrower and its Subsidiaries may sell or otherwise dispose of inventory and use cash in the Ordinary Course of Business and liquidate or sell Cash Equivalents in the Ordinary Course of Business;

(c)                                  Borrower and its Subsidiaries may sell, lease, transfer, convey, assign or otherwise dispose of other Properties not specifically permitted otherwise in this Section 7.7 (other than Capital Stock of a Credit Party to the extent owned by another Credit Party) to the extent (a) Borrower or such Subsidiary complies with the mandatory prepayment provisions of Section 2.5(c) in connection therewith (to the extent the proceeds thereof are not reinvested in accordance with the terms of such Section 2.5(c)(i)), (b) such sale is for fair market value and the aggregate fair market value of all assets so sold does not exceed $250,000 in any fiscal year, (c) no Default or Event of Default exists or otherwise would result therefrom, (d) after giving effect to such transaction, the Credit Parties are in compliance on a pro forma basis with the financial covenants referenced in Section 7.1(a) (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto as of the first day of such period), and (e) the sole consideration therefor received by Borrower or such Subsidiary is cash;

(d)                                 transactions otherwise permitted under Sections 7.2, 7.3, 7.4, 7.5, 7.6 and 7.8 to the extent permitted thereunder;

(e)                                  Any Credit Party may sell, transfer, convey, assign or otherwise dispose of Property to any other Credit Party;

(f)                                    Borrower and its Subsidiaries may license and sublicense their Intellectual Property in the Ordinary Course of Business on a non-exclusive basis so long as such license does not restrict the ability of Agent and Lenders to exercise their rights and remedies under the Loan Documents and the Revolving Loan Documents with respect to such Intellectual Property subject to such license.  Such license may include a restriction on the assignability of the license and its continuation after a Change in Control;

(g)                                 The Revolving Borrower and its Subsidiaries may dispose of Property to the extent permitted by the Revolving Loan Documents.

7.8                               Contingent Obligations

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, enter into, create, assume, suffer to exist or incur any Contingent Obligations or assume, guarantee, indemnify, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person, except:

(a)                                  Borrower or any of its Domestic Subsidiaries may enter into guarantees of Indebtedness of Borrower or any such Domestic Subsidiary that are Credit Parties otherwise permitted under Section 7.2;

(b)                                 Borrower and its Subsidiaries may endorse checks for collection in the Ordinary Course of Business;

(c)                                  Borrower and the Revolving Borrower may enter into unsecured Hedging Agreements in the Ordinary Course of Business for bona fide hedging purposes and not for speculation in an aggregate notional or contract amount not to exceed $250,000 outstanding at any time;

(d)                                 Contingent Obligations of Borrower and its Subsidiaries incurred in the Ordinary Course of Business with respect to workers’ compensation claims, unemployment insurance and other types of social security benefits, self-insurance obligations, bankers’ acceptances, performance bonds, appeal and surety bonds and other similar obligations;

(e)                                  Contingent Obligations of Borrower and its Subsidiaries arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent title insurance policies;

(f)                                    the TSE Contingent Obligations;

(g)                                 Contingent Obligations of any Credit Party or Subsidiary thereof arising from indemnification obligations to its directors, officers and employees in the Ordinary Course of Business;

(h)                                 a guaranty of the obligations of the Revolving Borrower under the Revolving Loan Documents;

(i)                                     indemnities given by any Credit Party or any Subsidiary thereof to its customers, vendors, independent contractors, purchasers or sellers of Property, or other third parties in the Ordinary Course of Business; and

(j)                                     Contingent Obligations in respect of Evolving Systems’ guarantee of the expenses incurred by certain employees in connection with the use of credit cards sponsored by Evolving Systems in an aggregate amount not to exceed $150,000 at any time outstanding.

7.9                               Organizational Documents; Accounting Changes; Use of Proceeds; Insurance; Business

No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to:

(a)                                  amend, modify, restate or change any of its articles of incorporation, bylaws, certificate of formation, operating agreement, and other charter documents, in any respect adverse to Agent or Lenders (including changing its name), or make any material change to its equity capital structure or, without the prior written consent of Agent (but without limiting the mergers or other transactions involving any Credit Party otherwise permitted under Section 7.4(h)), reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date;

(b)                                 make any significant change in accounting treatment or reporting practices, except as required by GAAP or to accommodate FAS 123R, or change its fiscal year;

(c)                                  use any proceeds of the Loan, directly or indirectly, for “purchasing” or “carrying” “margin stock” as defined in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or to repay or refinance Indebtedness incurred to so “purchase” or “carry” “margin stock,” or otherwise in violation of applicable law or this Agreement;

(d)                                 amend, modify, restate or change any insurance policy in any material respect including, without limitation, any material increase in the amount of any deductibles payable by the Credit Parties under any such insurance policy or any material change in the scope of coverage, coverage amount, beneficiaries, loss payees and/or additional insureds except additional insureds permitted by Section 6.4(c), but excluding changes in the term of coverage in connection with renewals thereof in the Ordinary Course of Business;

(e)                                  engage, directly or indirectly, in any business other than the Business; or

(f)                                    allow Intermediate Holdco to engage in any business other than the ownership of the equity securities of Evolving Systems Holdings Limited and activities incidental thereto.

7.10                        Related Documents; Subordinated Debt; and TSE Contingent Obligations

(a)                                  No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, (i) amend, supplement, waive or otherwise modify any of the terms or provisions of, and will not fail to enforce or diligently pursue its remedies under, any Related Document, as in effect on the Closing Date, in any manner adverse to Agent or any Lender or which would reasonably be expected to result in a Material Adverse Effect, or (ii) take or fail to take any other action under any Related Document that would reasonably be expected to result in a Material Adverse Effect.

(b)                                 No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, amend, supplement or otherwise modify the terms of any Subordinated Debt except as expressly permitted under the applicable Subordination Agreement.

(c)                                  No Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, amend, terminate, supplement or otherwise, without the prior written consent of the Agent in its Permitted Discretion, modify the terms of the TSE Purchase Agreement, the Cross License Agreement or Transfer Pricing Agreements or any TSE Contingent Obligations in any material respect or in any manner adverse to Agent or Lenders; provided, however, that the parties may amend the TSE Purchase Agreement so long as such amendment is not adverse to the interests of Agent or Lenders under the Loan Documents or the Revolving Loan Documents and does not extend the duration of the agreement, increase the aggregate amounts due thereunder, or accelerate payment dates.  The Credit Parties shall notify and promptly provide Agent with copies of any amendment, modification, restatement or change to such agreements.

7.11                        Negative Pledges

Except as a result of the Loan Documents and the Revolving Loan Documents, no Credit Party shall, and no Credit Party shall permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary’s equity securities or to pay fees or make other payments and distributions to Borrower or any of its Subsidiaries except as permitted under the Transfer Pricing Agreements.  No Credit Party shall, and no Credit Party shall permit or cause any of its Domestic Subsidiaries to, directly or indirectly, enter into, assume or become subject to any contract or agreement that prohibits or otherwise restricts the existence of any Lien upon any of its Property in favor of Agent, for the benefit of the Lender Parties under the Loan Documents, whether now owned or hereafter acquired except (a) in connection with any document or instrument governing Liens related to purchase money Indebtedness and Capital Leases which, in each case, otherwise constitute Permitted Liens and (b) leased equipment,

Intellectual Property and General Intangibles of any Credit Party to the extent excluded from Collateral in Section 2(c) of the Security Agreement.

7.12                        Certain Specific Agreements

Neither any Credit Party nor any Subsidiary of any Credit Party (i) will be or become a Person whose Property or interests in Property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) will engage in any in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise be associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) otherwise will become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

7.13                        Shareholder Blocking Rights

No Credit Party shall issue any Capital Stock which grants or provides any direct or indirect owner or equityholder thereof any Shareholder Blocking Rights.

VIII.                        EVENTS OF DEFAULT

The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)                                  any Credit Party shall fail to pay when due and payable (i) any principal or Prepayment Premium provided for or required under this Agreement and/or the Notes, or (ii) within two (2) Business Days after the same shall become due and payable, any interest, fees or other Obligations (other than principal or premium) provided for or required under this Agreement or the other Loan Documents, in any such case described in the foregoing clause (i) or (ii), whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);

(b)                                 any representation, statement or warranty made or deemed made by or on behalf of any Credit Party in any Loan Document or Revolving Loan Document, or in any other certificate, document, report or opinion delivered pursuant to any Loan Document or Revolving Loan Document to which it is a party shall not be true and correct in all material respects or shall have been false or misleading in any material respect taken as a whole and in light of the circumstances under which it was made or furnished on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall have been true and correct in all respects and shall not have been false or misleading in any respect taken as a whole and in light of the circumstances under which it was made or furnished on the date when made or deemed to have been made);

(c)                                  any Credit Party thereto shall be in violation, breach or default of, or shall fail to perform, observe or comply with, any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period, if any, set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.1, 6.3(c), 6.4, 6.5, 6.7(b) or 6.8, for which no cure period shall apply), any such violation, breach, default, event of default or failure shall result in any Event of Default only if it remains uncured for thirty (30) calendar days after the earlier of (i) Receipt (as defined in Section 12.5) by such Person of written notice of such violation, breach, default, event of default or failure and (ii) the time at which any officer of a Credit Party knew or became aware, or should reasonably have known or been aware, of such violation, breach, default, event of default or failure;

(d)                                 (i) any of the Loan Documents ceases for any reason to be in full force and effect or (ii) any Lien, except Liens that the Agent chooses not to perfect, created under any Loan Documents ceases (other than pursuant to the express terms of the applicable Loan Document) to constitute a valid first priority perfected Lien (other than with respect to Property subject only to Priority Permitted Liens) on the Collateral in accordance with the terms thereof;

(e)                                  one or more judgments or decrees is or are rendered against the Credit Parties, any Subsidiary of any Credit Party or any of them in an outstanding amount, at any one time, in excess of $175,000 individually or $350,000 in the aggregate (excluding judgments and decrees to the extent covered by third party insurance of such Persons where such coverage has been acknowledged by the insurer), which is/are not satisfied, stayed, vacated or discharged of record within thirty (30) calendar days of being rendered;

(f)                                    any Credit Party or any Subsidiary of any Credit Party shall, or there shall occur:

(i)                                     default in the payment of any principal of or interest when due on any Indebtedness (other than the Obligations and the “Obligations” as defined in the Revolving Loan Agreement) in the outstanding principal amount in excess of $250,000 in the aggregate, which default is not cured or waived within any applicable grace or cure period;

(ii)                                  default or breach the terms of any note, agreement, indenture or other document evidencing or relating to any Indebtedness (other than the Obligations and the “Obligations” as defined in the Revolving Loan Agreement) in the outstanding principal amount in excess of $750,000 in the aggregate, which default or breach is not cured or waived within any applicable grace or cure period and the effect of which is to cause, or to permit the holder or holders of any such Indebtedness to cause, such Indebtedness to become due (whether by acceleration or otherwise) prior to the stated maturity thereof;

(iii)                               default or breach the terms of any agreement, contract, document or instrument that is between any Credit Party and Agent or any Lender or any Affiliate of Agent or any Lender (other than the Loan Documents) beyond all applicable grace or cure periods;

(iv)                              upon written notice from Agent, any default or breach in the performance, observance or fulfillment of any provision contained in any Material

Contract and such default or breach continues beyond all applicable grace or cure period and permits the other party thereto to terminate such Material Contract or otherwise reduce or limit any material amounts owed by such other party thereunder;

(v)                                 an “Event of Default” (as defined in the Subordinated Notes); or

(vi)                              an “Event of Default” (as defined in the Revolving Loan Agreement).

(g)                                 any Credit Party or any Subsidiary of any Credit Party shall (i) be unable to pay its debts generally as they become due, as determined by Agent in its Permitted Discretion, (ii) file a voluntary petition under any insolvency statute, (iii) make a general assignment for the benefit of its creditors, (iv) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its Property or shall otherwise be dissolved or liquidated (other than as permitted under Section 7.4(h)), or (v) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(h)                                 (i) a court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of any Credit Party or any Subsidiary of any Credit Party or the whole or any substantial part of any such Person’s Properties, which shall continue undismissed and unstayed and in effect for a period of sixty (60) calendar days, (B) approve a petition filed against any Credit Party or any Subsidiary of any Credit Party seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed or stayed within sixty (60) calendar days, or (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of any Credit Party or any Subsidiary of any Credit Party or of the whole or any substantial part of any such Person’s Properties, which is not irrevocably relinquished within sixty (60) calendar days, (ii) there is commenced against any Credit Party or any Subsidiary of any Credit Party any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute (A) which is not unconditionally dismissed or stayed within sixty (60) calendar days after the date of commencement, or (B) in respect of which such Credit Party or any Subsidiary of any Credit Party takes any action to indicate its approval of or consent to any such proceeding or petition; or (iii) any stayed order, judgment, decree, proceeding, petition or other item is reinstated.

(i)                                     any Change of Control or any Material Adverse Effect occurs;

(j)                                     Agent or any Lender receives any evidence that any Credit Party has directly or indirectly been engaged in any type of activity which, in Agent’s Permitted Discretion, would reasonably be expected to result in forfeiture of any material portion of Collateral to any Governmental Authority, which shall have continued unremedied for a period of twenty (20) calendar days after written notice from Agent;

(k)                                  uninsured damage to, or uninsured loss, theft or destruction of, any portion of the Collateral occurs that exceeds $250,000 in the aggregate;

(l)                                     (i) any Credit Party is criminally indicted or convicted (A) of a felony or (B) under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Credit Party is convicted (A) of a felony for fraud or dishonesty in connection with the Business or (B) under any law that would reasonably be expected to lead to forfeiture of any material portion of Collateral;

(m)                               the issuance of any process for levy, attachment or garnishment or execution upon or any judgment against any Credit Party or any of its material Property or against any of the Collateral, which has an aggregate fair market value in excess of $175,000 individually or $350,000 in the aggregate in any case which is not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(n)                                 (i) the subordination provisions of the Seller Subordination Agreement and/or the subordination provisions contained in or otherwise pertaining to any agreement or instrument governing any Subordinated Debt shall for any reason be revoked or invalidated, or cease to be in full force and effect, or (ii) any Person shall raise a non-frivolous claim in court contesting in any manner the validity or enforceability thereof, (iii) any Person shall take any action in violation thereof or fail to take any action required by the terms thereof that would reasonably be expected to have an adverse effect on the rights and remedies of Agent or Lenders, or (iv) the Obligations, for any reason shall not have the priority contemplated by this Agreement, the Seller Subordination Agreement or such subordination provisions;

(o)                                 an “Event of Default” under any other Loan Document occurs (to the extent, with respect to any such other Loan Document, not otherwise constituting an Event of Default hereunder);

(p)                                 any Credit Party is enjoined, restrained or in any way prevented by the order of any court or other Governmental Authority from conducting all or any material part of its business for more than fifteen (15) calendar days which is reasonably likely to be, have or result in a Material Adverse Effect;

(q)                                 If the “Shelf Registration Statement” (as defined in the Certificate of Designation of Evolving System’s Series B Convertible Preferred Stock (“Certificate of Designation”)) to be prepared and filed by the Corporation (as defined in the Certificate of Designation) in accordance with the terms and conditions of Section 2.3 of the Investor Rights Agreement (as defined in the Certificate of Designation) by and among the Corporation and the holders of the Series B Preferred Stock dated as of the Series B Original Issue Date (as defined in the Certificate of Designation) (i) is not declared effective by the SEC as contemplated by Section 2.3 or (ii) if declared effective, is not kept continuously effective as contemplated by Section 2.4 of the Investor Rights Agreement, or any other event occurs which with the passage of time and/or giving of notice would grant a holder of Evolving System’s preferred stock the rights described in section 5 of the Certificate of Designation; or

(r)                                    The occurrence of a “Liquidation” as defined in the Certificate of Designation or any other event which with the passage of time and/or giving of notice would give rise to a “Liquidation” to which Agent has not previously expressly consented in writing;

If an Event of Default occurs and is continuing, notwithstanding any other provision of any Loan Document, (I) Agent may (and at the request of Requisite Lenders, shall), by notice to Borrower (i) terminate Lenders’ Commitments and obligations hereunder, whereupon the same shall immediately terminate, and (ii) declare all or any of the Loan and/or any Notes, all interest thereon and all other Obligations (including, without limitation, the Prepayment Premium, if any) to be due and payable immediately including any Prepayment Premium calculated as if such Obligations were prepaid on the date of the Event of Default (provided, that in the case of any Event of Default under Article VIII(g), (h), (q), or (r) all of the foregoing automatically and without any act by Agent or any Lender shall be due and payable immediately and Lenders’ Commitments and obligations hereunder shall immediately terminate; in each case without presentment, demand, protest or notice of any kind, all of which hereby are expressly waived by the Credit Parties), and (II) without limiting any of the other rights and/or remedies of Agent and Lenders, no action permitted to be taken under Article VII hereof may be taken to the extent such action is expressly prohibited during the existence of an Event of Default.

IX.                                RIGHTS AND REMEDIES AFTER DEFAULT

9.1                               Rights and Remedies

(a)                                  In addition to the acceleration and other provisions set forth in Article VIII, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to (and at the request of Requisite Lenders, shall) exercise any and all rights and remedies provided for in any Loan Document or any Revolving Loan Document, under the UCC or at law or in equity, including, without limitation, the right to the extent permitted by applicable law, to (i) apply any Property of any Credit Party held by Agent, for the benefit of the Lender Parties, or any Lender to reduce the Obligations, (ii) foreclose the Liens created under the Loan Documents or the Revolving Loan Documents, (iii) enforce, realize upon, take possession of and/or sell or otherwise transfer any Collateral or securities pledged, with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Credit Party might exercise, (v) collect and send notices regarding the Collateral, with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Credit Party shall resist or interfere with such action, (vii) at Credit Parties’ expense, require that all or any part of the Collateral be assembled and made available to Agent at any place where the Credit Parties regularly maintain inventory or Property designated by Agent in its Permitted Discretion, and/or (viii) relinquish or abandon any Collateral or securities pledged or any Lien thereon.  Notwithstanding any provision of any Loan Document, Agent, in its Permitted Discretion, shall have the right, at any time that any Credit Party fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder; (ii) pay for the performance of any of the Obligations; (iii) discharge taxes, levies and/or Liens on any of the Collateral that are in violation of any Loan Document; and (iv) pay for the maintenance, repair and/or preservation of the

Collateral.  Such expenses and advances shall be added to the Obligations until reimbursed to Agent and shall be secured by the Collateral and payable on demand, and such payments by Agent shall not be construed as a waiver by Agent or Lenders of any Event of Default or any other rights or remedies of Agent and Lenders.

(b)                                 The Credit Parties jointly and severally agree that notice received by any of them at least ten (10) calendar days before the time of any intended public sale, or the time after which any private sale or other disposition of Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition.  If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to any Credit Party.  At any sale or disposition of Collateral or securities pledged, Agent may (to the extent permitted by applicable law) purchase all or any part thereof free from any right of redemption by the Credit Parties, which right hereby is waived and released.  The Credit Parties jointly and severally covenant and agree not to, and not to permit or cause any of their Subsidiaries to, interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral.  In dealing with or disposing of the Collateral or any part thereof, Agent and Lenders shall not be required to give priority or preference to any item of Collateral or otherwise to marshal assets or to take possession or sell any Collateral with judicial process.

(c)                                  Each Credit Party hereby grants to Agent, for the benefit of the Lender Parties, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Credit Party) to use, assign, license or sublicense any Intellectual Property, (unless such use, assignment, license or sublicense is expressly prohibited under a license agreement and would result in a breach under such agreement for which such agreement would reasonably be expected to be terminated by such licensor) and now owned or hereafter acquired by such Credit Party, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof.  All proceeds received by Agent or Lenders in connection with such license shall be used by Agent or Lenders to satisfy the Obligations.

(d)                                 In addition to the acceleration and other provisions set forth in Article VIII, upon the occurrence and during the continuation of an Event of Default, each Credit Party shall take any action that Agent, for the benefit of itself and the Lenders, may request in order to enable Agent to obtain and enjoy the full rights and benefits granted to Agent hereunder.

9.2                               Application of Proceeds

In addition to any other rights and remedies Agent and Lenders have under the Loan Documents or the Revolving Loan Documents, the UCC, at law or in equity, all payments received after the occurrence and during the continuation of any Event of Default, and all proceeds collected or received from collecting, holding, managing, renting, selling or otherwise disposing of all or any part of the Collateral or any proceeds thereof upon exercise of remedies hereunder upon the occurrence and during the continuation of an Event of Default, shall be applied in the following order of priority:

(i)                             first, to the payment of all costs and expenses of such collection, holding, managing, renting, selling or disposition, and of conducting the Credit Parties’ Businesses and of maintenance, repairs, replacements, alterations, additions and improvements of or to the Collateral, and to the payment of all sums which Agent or Lenders may be required or may elect to pay, if any, for taxes, assessments, insurance and other charges upon the Collateral or any part thereof, and all other payments that Agent or Lenders may be required or authorized to make under any provision of the Loan Documents (including, without limitation, in each such case, in-house documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith);

(ii)                          second, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent and Lenders;

(iii)                       third, to payment of principal of the Obligations;

(iv)                      fourth, to payment of any other amounts owing constituting Obligations; and

(v)                         fifth, any surplus then remaining to the Credit Parties, unless otherwise provided by law or directed by a court of competent jurisdiction;

provided that the Credit Parties shall be liable for any deficiency if such proceeds are insufficient to satisfy all of the Obligations or any of the other items referred to in this Section.  In carrying out the foregoing, (x) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category; and (y) each of the Lenders shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses (i), (ii), (iii) and (iv) above.

9.3                               Rights to Appoint Receiver

Without limiting any other rights, options and remedies Agent and Lenders have under the Loan Documents or the Revolving Loan Documents, the UCC, at law or in equity, upon the occurrence and during the continuation of an Event of Default, Agent shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Agent to enforce its and Lenders’ rights and remedies in order to manage, protect and preserve the Collateral, to sell or dispose of the Collateral and continue the operation of the Businesses of the Credit Parties and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of such Collateral shall be finally made and consummated.  To the extent not prohibited by applicable law, each Credit Party hereby irrevocably consents to, and waives any right to object to or otherwise contest, the appointment of, a receiver as provided above.

9.4                               Attorney in Fact

Each Credit Party hereby irrevocably appoints Agent, for the benefit of the Lender Parties, as its attorney in fact to take any action Agent or Requisite Lenders deem necessary or desirable upon the occurrence and during the continuation of an Event of Default to protect and realize upon the Liens in the Collateral, including the execution and delivery of any and all documents or instruments related to the Collateral in such Credit Party’s name, and said appointment shall create in Agent, for the benefit of the Lender Parties, a power coupled with an interest.

9.5                               Rights and Remedies not Exclusive

As among the Lender Parties on one hand and the Credit Parties on the other hand, Agent and Lenders shall have the right in their sole discretion to determine which rights, Liens and/or remedies Agent and/or Lenders may at any time pursue, relinquish, subordinate or modify, and such determination shall not in any way modify or affect any of Agent’s or Lenders’ rights, Liens or remedies under any Loan Document, any Revolving Loan Documents, applicable law or equity.  The enumeration of any rights and remedies in any Loan Document or any Revolving Loan Document is not intended to be exhaustive, and all rights and remedies of Agent and the Lenders described in any Loan Document and the Revolving Loan Documents are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent and Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.                                    WAIVERS AND JUDICIAL PROCEEDINGS

10.1                        Certain Waivers

Except as expressly provided for herein or in any other Loan Document, each Credit Party hereby waives set-off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document.  Each Credit Party hereby waives any and all defenses and counterclaims it may have or could interpose in any action or procedure brought by Agent or any Lender to obtain an order of court recognizing the assignment of, or Lien of Agent, for the benefit the Lender Parties, in and to, any Collateral.

10.2                        Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or any Lender’s part in enforcing any such provision shall affect the liability of any Credit Party or operate as a waiver of such provision or affect the liability of any Credit Party or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.  Notwithstanding any other provision of any Loan Document or any Revolving Loan Documents, by completing the Closing under this Agreement and funding the Loan, neither Agent nor any Lender waives any breach of any representation or warranty of any Credit Party under any Loan Document or any Revolving Loan Documents, and all of Agent’s and Lenders’ claims and rights resulting from any such breach or misrepresentation hereby specifically are reserved.

10.3                        Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS, ANY REVOLVING LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

10.4                        Amendment and Waivers

Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by the Credit Parties or any of them therefrom, shall be effective unless the same shall be in writing and signed by Requisite Lenders (or Agent at the direction of the Requisite Lenders) and each Credit Party; provided, that no amendment, modification, termination or waiver shall, unless in writing and signed by each Credit Party and each Lender directly affected thereby, do any of the following: (i) increase the Commitment of any individual Lender (which action shall be deemed to directly affect all Lenders); (ii) reduce the principal of, rate (or cash rate) of interest on or fees payable with respect to any Loan or other Obligation; (iii) extend the scheduled due date, or reduce the amount due on any scheduled due date, of any installment of principal, interest or fees payable under any Loan Document, or waive, forgive, extend, defer or postpone the payment thereof; (iv) change the percentage of the Commitments, of the aggregate unpaid principal amount of the Loan, or of Lenders which shall be required for Lenders, Agent or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders) or alter as between or among the Lenders, the amount payable to each hereunder; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guaranty or release any material portion of the Collateral (which action shall be deemed to directly affect all Lenders) (provided, that consent to such release shall not be required if such release is made after the occurrence and during the continuation of an Event of Default in connection with the sale or disposition of the Collateral by Agent otherwise permitted hereunder); (vi) amend, modify or waive this Section 10.4 or the definitions of the terms used in this Section 10.4 insofar as the definitions affect the substance of this Section 10.4 (which action shall be deemed to directly affect all Lenders); and/or (vii) consent to the assignment or other transfer by any Credit Party or any other party to any Loan Documents (other than Agent or any Lender) of any of their rights and obligations under any Loan Document; and provided, further, that no amendment, modification, termination or waiver affecting the rights or duties of Agent under any Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.4 shall be binding upon Agent, each Lender and the Credit Parties.

10.5                        Survival and Termination

(a)                                  All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by each Credit Party in the Loan Documents shall survive the execution and delivery of the Loan Documents, the Closing, the making and funding of the Loan and any termination of this Agreement until all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) are fully performed and indefeasibly paid in full in cash and all Commitments have been terminated; provided, that, the obligations and provisions of Sections 10.1, 10.3, 10.5, 12.3, 12.4, 12.7, 12.9, 12.10 and 12.11, Article XI and Article XIII shall survive the termination of the Loan Documents and any payment, in full or in part, of the Obligations.

(b)                                 The Loan and other Obligations shall be due and payable in full in cash, if not earlier in accordance with this Agreement, on the Maturity Date.  All of Agent’s and Lenders’ rights and remedies and the Liens in the Collateral shall continue in full force and effect until, and this Agreement shall terminate when all Obligations have been fully performed and indefeasibly paid in full in cash and Credit Parties shall have executed and delivered releases in favor of Agent and Lenders in form and substance satisfactory to Agent, in its Permitted Discretion (provided, however, that the release may exclude claims filed by a Credit Party against Agent or a Lender prior to the payoff contemplated in this Section 10.5(b), arising out of the gross negligence, willful misconduct or fraud of Agent or such Lender).  Accordingly, each Credit Party waives any right it may have under the UCC to demand the filing of termination statements with respect to the Collateral other than such right in connection with the release of Liens pursuant to sales or other dispositions of assets expressly permitted under this terms of this Agreement, and Agent shall not be required to provide such termination statements or to file them with any filing office unless and until all conditions to the termination of this Agreement and the payment and performance of the Obligations are satisfied in a manner acceptable to Agent, in its Permitted Discretion.

XI.                                AGENT PROVISIONS; SETTLEMENT

11.1                        Agent

(a)                                  Appointment.  Each Lender hereby designates and appoints CapitalSource as the administrative agent, payment agent and collateral agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes CapitalSource, as Agent for such Lender, to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Agent agrees to act as such on the conditions contained in this Article XI.  The provisions of this Article XI are solely for the benefit of Agent and Lenders, and the Credit Parties shall have no rights as third-party beneficiaries of any of the provisions of this Article XI other than Section 11.1(h)(iii).  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents, employees or sub-agents.

(b)                                 Nature of Duties.  In performing its functions and duties under this Agreement, Agent is acting solely on behalf of Lenders, and its duties are administrative in nature, and does not assume and shall not be deemed to have assumed, any obligation toward or relationship of agency or trust with or for Lenders, other than as expressly set forth herein and in the other Loan Documents, or the Credit Parties.  Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents.  Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.  Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of the Credit Parties.  Except for information, notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder or given to Agent for the account of or with copies for Lenders, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send prior written notice thereof to each Lender.  Agent shall promptly notify each Lender in writing any time that the applicable percentage of Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)                                  Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, managers, members, equity owners, employees, attorneys or agents shall be liable to any Lender for any action lawfully taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith; provided that the foregoing shall not prevent Agent from being be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  Notwithstanding the foregoing, Agent shall be obligated on the terms set forth herein for performance of its express duties and obligations hereunder.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender to whom payment was due but not made shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree promptly to return to such Lender any such erroneous payments received by them).  In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account.  Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties made by the Credit Parties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any of the other Loan Documents or the transactions contemplated thereby, or for the financial condition of the Credit Parties.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions, or conditions of this Agreement or any of the Loan Documents, or the financial condition of the Credit Parties, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from taking any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the applicable percentage of Lenders.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the applicable percentage of Lenders and, notwithstanding the instructions of Lenders, Agent shall have no obligation to take any action if it, in good faith, believes that such action exposes Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents to any personal liability unless Agent receives an indemnification satisfactory to it from Lenders with respect to such action.

(d)                                 Reliance.  Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, telecopy or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement, any of the other Loan Documents or the Revolving Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel, independent accountants and other experts selected by Agent in its sole discretion.

(e)                                  Indemnification.  Each Lender, severally and not (i) jointly or (ii) jointly and severally, agrees to reimburse and indemnify and hold harmless Agent and its officers, directors, managers, members, equity owners, employees, attorneys and agents (to the extent not reimbursed by the Credit Parties), ratably according to their respective Pro Rata Share in effect on the date on which indemnification is sought under this subsection of the total outstanding Obligations (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loan shall have been paid in full, ratably in accordance with their Pro Rata Share immediately prior to such date of the total outstanding Obligations), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent or any of its officers, directors, managers, members, equity owners, employees, attorneys or agents in any way relating to or arising out of this Agreement, any of the other Loan Documents or any of the Revolving Loan Documents or any action taken or omitted by Agent under this Agreement, any of the other Loan Documents or any of the Revolving Loan Documents; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction on a final and nonappealable basis.  The obligations of Lenders under this Article XI shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)                                    CapitalSource Individually.  With respect to the Loan made by it and the Notes, if any, issued to it, CapitalSource shall have, and may exercise, the same rights and powers hereunder and under the other Loan Documents, and is subject to the same obligations and liabilities, as and to the extent set forth herein and the other Loan Documents as any other Lender.  The terms “Lenders” or “Requisite Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include CapitalSource in its individual capacity as a Lender or one of the Requisite Lenders.  CapitalSource may lend money to, and generally engage in any kind of banking, trust or other business with, any Credit Party or any Subsidiary or Affiliate of any Credit Party as if it were not acting as Agent pursuant hereto.

(g)                                 Successor Agent.

(i)                             Resignation.  Agent may resign from the performance of all or part of its functions and duties hereunder at any time by giving at least thirty (30) calendar days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided below.

(ii)                          Appointment of Successor.  Upon any such notice of resignation pursuant to clause (g)(i) of this Section 11.1, Requisite Lenders shall appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists).  If a successor Agent shall not have been so appointed within said thirty (30) calendar day period referenced in clause (g)(i) above, the retiring Agent, upon notice to Borrower, may, on behalf of Lenders, appoint a successor Agent with the consent of Borrower, which consent shall not be unreasonably withheld, delayed or conditioned (or required if any Default or Event of Default exists), who shall serve as Agent until such time as Requisite Lenders appoint a successor Agent as provided above.  If no successor Agent has been appointed pursuant to the foregoing within said thirty (30) calendar day period, the resignation shall become effective and Requisite Lenders thereafter shall perform all the duties of Agent hereunder, until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)                       Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and, upon the earlier of such acceptance or the effective date of the retiring Agent’s resignation, the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, provided that any indemnity rights or other rights in favor of such retiring Agent shall continue after and survive such resignation and succession.  After any retiring Agent’s resignation as Agent under the Loan Documents, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents.

(h)                                 Collateral Matters.

(i)                             Collateral.  Each Lender agrees that any action taken by Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents relating to the Collateral, and the exercise by Agent or the Requisite Lenders (or, where so required, such greater proportion of Lenders) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and Agent.  Without limiting the generality of the foregoing, Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents in connection with the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and any Subordination Agreement and accept delivery of each such agreement delivered by the Credit Parties or any of their Subsidiaries; (iii) act as collateral agent for Lenders for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Loan Documents relating to the Collateral; and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all right and remedies given to such Agent and Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(ii)                          Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien granted to or held by Agent, for the benefit the of Lender Parties, upon any Property covered by the Loan Documents (A) upon termination of this Agreement and payment and satisfaction in full of all Obligations (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted); (B) constituting Property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of the Loan Documents (and Agent may rely in good faith conclusively on any such certificate to such effect, without further inquiry); or (C) constituting Property leased to any Credit Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended.

(iii)                       Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 11.1(h)(i) and (ii)), each Lender agrees to confirm in writing, upon request by Borrower, the authority to release any property covered by this Agreement or the Loan Documents conferred upon Agent under Section 11.1(h)(ii).  So long as no Event of Default exists, upon receipt by Agent of confirmation from the requisite percentage of Lenders of its authority to release any particular item or types of Property covered by this Agreement or the other Loan Documents, and upon at least five (5) Business Days’ prior written request by Borrower, Agent shall (and hereby is irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent, for the benefit of the Lender Parties, herein or pursuant hereto upon such Collateral; provided, however, that (A) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty (other than that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising under the Loan Documents from such Person’s own acts), and (B) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon or obligations of the Credit Parties or any Subsidiary of any Credit Party in respect of all interests retained by the Credit Parties or any Subsidiary of a Credit Party, including, without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Property covered by this Agreement, the Loan Documents or the Revolving Loan Documents.

(iv)                      Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Property covered by this Agreement or the other Loan Documents exists or is owned by any Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent, on behalf of the Lender Parties, herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected, enforced or maintained or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 11.1(h) or in any of the other Loan Documents; it being understood and agreed that in respect of the Property covered by this Agreement or the other Loan Documents, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in Property covered by this Agreement or the other Loan Documents as one of Lenders and Agent shall have no duty or liability whatsoever to any of the other Lenders; provided, that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)                                     Agency for Perfection.  Each Lender hereby appoints Agent as agent for the purpose of perfecting Lenders’ security interest in Collateral which, in accordance with Article 9 of the UCC in any applicable jurisdiction, can be perfected only by possession or control.  Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall hold such Collateral for purposes of perfecting a security interest therein for the benefit of the Lender Parties, notify Agent thereof and, promptly upon Agent’s request therefor, deliver such Collateral to Agent or otherwise act in respect thereof in accordance with Agent’s instructions.

(j)                                     Exercise of Remedies.  Except as set forth in Section 11.2, each Lender agrees that it will not have any right individually to enforce or seek to enforce this Agreement or any other Loan Document or to realize upon any Collateral security for the Loan or other Obligations; it being understood and agreed that such rights and remedies may be exercised only by Agent in accordance with the terms of the Loan Documents.

(k)                                  Consents.

(i)                                     In the event Agent requests the waiver or consent of a Lender and does not receive a written denial thereof within five (5) Business Days after such

Lender’s receipt of such request, then such Lender will be deemed to have given such waiver or consent so long as such request contained a notice stating that such failure to respond within five (5) Business Days would be deemed to be a waiver or consent by such Lender.

(ii)                                  In the event Agent requests the waiver or consent of a Lender in a situation where such Lender’s waiver or consent would be required and such waiver or consent is denied, then Agent or any of its Eligible Assignees may, at its option, require such Lender to assign its interest in the Loan to Agent for a price equal to the then outstanding principal amount thereof due such Lender plus accrued and unpaid interest and fees (but not any Prepayment Premium) due such Lender, which interest in the Loan will be assigned by such Lender when such principal, interest and fees are paid to such Lender.  In the event that Agent or such Eligible Assignee elects to require any Lender to assign its interest to Agent pursuant to this Section 11.1(k)(ii), Agent will so notify such Lender in writing within forty-five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or such Eligible Assignee no later than five (5) calendar days following receipt of such notice.

11.2                        Set-off and Sharing of Payments

In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default, each Lender is hereby authorized by the Credit Parties at any time or from time to time, to the fullest extent permitted by law, with notice to Agent and without prior notice to Borrower or any other Person other than Agent (such notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender at any of its offices for the account of any Credit Party (regardless of whether such balances are then due to any Credit Party), and (b) other Property at any time held or owing by such Lender to or for the credit or for the account of any Credit Party, against and on account of any of the Obligations which are not paid when due; provided, that no Lender or any such holder shall exercise any such right without prior written notice to Agent.  Any Lender that has exercised its right to set-off or otherwise has received any payment on account of the Obligations shall, to the extent the amount of any such set off or payment exceeds its Pro Rata Share of payments obtained by all of the Lenders on account of such Obligations, purchase for cash (and the other Lenders or holders of the Loan shall sell) participations in each such other Lender’s or holder’s Pro Rata Share of Obligations as would be necessary to cause such Lender to share such excess with each other Lenders or holders in accordance with their respective Pro Rata Shares; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such purchasing Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery.  Each Credit Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set-off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders, and (b) any Lender so purchasing a participation in the Loan made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loan and other Obligations in the amount of such participation.

11.3                        Settlements; Payments; and Information

(a)                                  Payments; Interest and Fee Payments.

(i)                             Payments of principal on the Loan will be settled, in accordance with each Lender’s Pro Rata Share, on the first Business Day after such payments are received.  All such payments will be made by such Lender without set-off, counterclaim or deduction of any kind.

(ii)                          On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest and fees charged to and collected from Borrower for the preceding month in respect of the Loan.  Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on Schedule A of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 2:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest and fees.

(b)                                 Return of Payments.

(i)                             If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from any Credit Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(ii)                          If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any Debtor Relief Law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

11.4                        Dissemination of Information

Upon request by a Lender, Agent will distribute promptly to such Lender, unless previously provided by any Credit Party to such Lender, copies of all notices, schedules, reports, projections, financial statements, agreements and other material and information, including, without limitation, financial and reporting information received from the Credit Parties or generated by a third party (and excluding only internal information generated by CapitalSource for its own use as a Lender or as Agent), as provided for in this Agreement and the other Loan Documents as received by Agent.  Agent shall not be liable to any of the Lenders for any failure to comply with its obligations under this Section 11.4, except to the extent that such failure is attributed to Agent’s gross negligence or willful misconduct and results in demonstrable damages to such Lender as determined, in each case, by a court of competent jurisdiction on a final and non-appealable basis.

XII.                            MISCELLANEOUS

12.1                        Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions that would result in the application of the laws of a different jurisdiction.  Any judicial proceeding against any Credit Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in Montgomery County in the State of Maryland or the Borough of Manhattan in the State of New York.  By execution and delivery of each Loan Document to which it is a party, each Credit Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 12.5, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum nonconveniens.  Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Credit Party in the courts of any other jurisdiction having jurisdiction.  Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in a federal or state court located in Montgomery County in the State of Maryland or in the Borough of Manhattan in the State of New York.

12.2                        Successors and Assigns; Assignments and Participations

(a)                                  Subject to Section 12.2(h), each Lender may, at any time and from time to time, assign all or any portion of its rights and delegate all or a portion of its obligations under this Agreement and the other Loan Documents in a minimum amount of $1,000,000 (or 100% of any remaining Commitment less than $1,000,000) (including all of its rights and obligations with respect to the Loan) to one or more Eligible Assignees (each, a “Transferee”) with the prior written consent of Agent and, to the extent no Default or Event of Default shall have occurred and be continuing, with the prior written consent of Borrower (which consent of Borrower shall not be unreasonably withheld, delayed or conditions, or required if any Default or Event of Default exists); provided, that such Transferee and such assigning Lender shall execute and deliver to Agent for acceptance and recording in the Register, a Lender Addition Agreement, which shall be in form and substance acceptable to Agent in its Permitted Discretion.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Lender Addition Agreement, (i) the Transferee thereunder shall be a party hereto and, to the extent provided in such Lender Addition Agreement, have the same rights, benefits and obligations of a Lender hereunder, (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment or assigned portion thereof, as the case may be, to the extent that such obligations shall have been expressly assumed by the Transferee pursuant to such Lender Addition Agreement (and, in the case of a Lender Addition Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto but shall nevertheless continue to be entitled to the benefits of Sections 12.4 and 12.7).  Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrower to the Transferee and that the Transferee shall be a “Lender” hereunder and under the other Loan Documents.  Except as provided in Section 12.2(h), no Lender will assign all or any portion of its Loans and/or Commitments unless such Lender also assigns its proportionate share of its “Loans” and/or “Commitments” under (and as defined in) the Revolving Loan Agreement. Notwithstanding anything to the contrary contained in this Section 12.2, no Transferee shall be entitled to the benefits of Section 13.1 unless such Transferee is a “United States Person” (as defined in Section 13.1(f)).

(b)                                 Each Lender at any time may sell participations in all or any part of its rights and obligations under this Agreement and the other Loan Documents (including all of its rights and obligations with respect to the Loan) to one or more Persons (each, a “Participant”).  In the event of any such sale by a Lender of a participation to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents.  Any agreement pursuant to which any Lender shall sell any such participation shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce each Credit Party’s obligations hereunder, including the right to consent to any amendment, supplement, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided, that such participation agreement may provide that such Lender will not agree, without the consent of the Participant, to any amendment, supplement, modification or waiver to the extent resulting in: (i) any reduction in the principal amount, interest rate or fees payable with respect to any Loan in which such Participant participates; (ii) any extension of the date fixed for any payment of principal, interest or fees payable with respect to any Loan in which such Participant participates; and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents).  The Credit Parties hereby acknowledge and agree that the Participant under each participation shall, solely for the purposes of Sections 10.5, 12.4 and 12.7 of this Agreement, be considered to be a “Lender” hereunder.  Notwithstanding anything to the contrary contained in this Section 12.2, no Participant shall be entitled to the benefits of Section 13.1 unless such Participant is a “United States Person” (as defined in Section 13.1(f)).

(c)                                  Agent, on behalf of Borrower, shall maintain at its address referred to in Section 12.5 a copy of each Lender Addition Agreement delivered to it and the Register for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount of the Loan owing to, and the Notes, if any, evidencing such Loan owned by, each Lender from time to time.  Anything contained in this Agreement to the contrary notwithstanding, each of the Credit Parties, Agent and the Lenders shall treat each Person whose name is recorded in such Register as the owner of the Loan, the Notes and the Commitments recorded therein for all purposes of this Agreement.  The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Notwithstanding anything in this Agreement to the contrary, no assignment under Section 12.2(a) of any rights or obligations under or in respect of the Loan or the Notes evidencing such Loan shall be effective unless and until (i) Agent shall have recorded the assignment pursuant to Section 12.2(c) and (ii) the assignor Lender or the Transferee has paid to Agent a processing fee (not at the expense of any Credit Party) in the amount of $3,500 (provided no such processing fee shall be required to be paid in connection with an assignment by a Lender to another Lender, an Eligible Assignee that is an Affiliate of such Lender or a Related Fund of such Lender).  Upon its receipt of a Lender Addition Agreement executed by an assigning Lender and an Transferee, Agent shall (i) promptly accept such Lender Addition Agreement and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give prompt notice of such acceptance and recordation to the Lenders and Borrower.  On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and Borrower, at its own expense, shall, upon the request of Agent, the assigning Lender or the Transferee, as applicable, execute and deliver to Agent, within five (5) Business Days of any request, new Notes to reflect the interest held by the assigning Lender and its Transferee.

(e)                                  Except as otherwise provided in this Section 12.2, no Lender shall, as between Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participations in, all or any part of the Loan or other Obligations owed to such Lender.  Each Lender may furnish any information concerning the Credit Parties in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to confidentiality requirements, if any, hereunder.

(f)                                    Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including, without limitation, the Loan owing to it and the Notes held by it and the other Loan Documents and its rights in the Collateral.

(g)                                 Each Credit Party agrees to provide commercially reasonable efforts to assist any Lender in assigning or selling participations in all or any part of any Loan made by such Lender to a potential Transferee or Participant identified by such Lender.

(h)                                 Notwithstanding anything in the Loan Documents to the contrary, (i) CapitalSource and its Affiliates shall not be required to execute or deliver a Lender Addition Agreement in connection with any transaction involving CapitalSource and any of its Affiliates, or the lenders or funding or financing sources of CapitalSource or any of its Affiliates, (ii) subject to the provisions at the end of this paragraph, no lender to or Affiliate, funding or financing source of CapitalSource or any of its Affiliates shall be considered a Transferee, and (iii) there shall be no limitation or restriction on (A) the ability of CapitalSource or any of its Affiliates to assign or otherwise transfer any Loan Document, Commitment or Obligation to any such Affiliate or lender or financing or funding source or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer any Loan Document, Commitment or

Obligation; provided, however, CapitalSource shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate, lender or funding or financing source executes and delivers a Lender Addition Agreement and thereby becomes a “Lender.”

(i)                                     The Loan Documents shall be binding upon and inure to the benefit of each Lender, Agent, each Transferee, each Participant (to the extent expressly provided herein only) and all future holders of the Loan, the Notes, the Obligations and/or any of the Collateral, and each of their respective successors and assigns.  Each Loan Document shall be binding upon the Persons other than Lenders and Agent that are parties thereto and their respective successors and assigns; provided that, no such Person shall assign, delegate or transfer any Loan Document or any of its rights or obligations thereunder without the prior written consent of Agent and each Lender.  No rights are intended to be created under any Loan Document for the benefit of any third party donee, creditor or incidental beneficiary of any Credit Party.  Nothing contained in any Loan Document shall be construed as a delegation to Agent or any Lender of any other Person’s duty of performance.

12.3                        Reinstatement; Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, administrator custodian or any other similar Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created by the Security Documents shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or such Lender.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as Agent shall decide in its sole discretion.

12.4                        Indemnity

The Credit Parties, jointly and severally, hereby indemnify Agent and each Lender, and their respective Affiliates, managers, members, officers, employees, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable fees and disbursements of counsel and in-house documentation and diligence fees and legal expenses) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by, or any matter related to, any Loan Document, any Revolving Loan Document, any Related Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent a final and nonappealable order of judgment binding on such Indemnified Person of a court of competent jurisdiction determines the same arose out of the gross negligence or willful misconduct of such Indemnified Person.  If any Indemnified Person uses in-house counsel for any purpose for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that their indemnification obligations include reasonable charges for such work commensurate with the reasonable fees that would otherwise be charged by outside legal counsel selected by such Indemnified Person in its sole discretion for the work performed.  Agent agrees to give Borrower reasonable notice of any event of which Agent becomes aware for which indemnification may be required under this Section 12.4, and Agent may elect (but is not obligated) to direct the defense thereof.  Any Indemnified Person may take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral; provided, however, that the Indemnified Person shall not settle, compromise or admit any liability or wrongdoing without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Agent agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that each Indemnified Person reserves the right to retain counsel to represent such Indemnified Person with respect to an Insured Event at its sole cost and expense.  To the extent that Agent or any Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that the Credit Parties have paid to Agent or any Lender pursuant to the indemnity set forth in this Section 12.4, then Agent and/or any such Lender shall promptly pay to Borrower the amount of such recovery.  Without limiting any of the foregoing, the Credit Parties, jointly and severally, indemnify the Indemnified Parties for all claims for brokerage fees or commissions by any person claiming by, through or under any Credit Party or Affiliate thereof which may be made in connection with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document, any of the Revolving Loan Documents, any Related Document or any other agreement, document or transaction contemplated thereby.

12.5                        Notice

Any notice or request under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature on the signature page to this Agreement, or at such other address as such party hereafter may specify in a notice given in the manner required under this Section 12.5.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such notice or request is received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, or (iii) facsimile or electronic transmission, in each case upon telephone or further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), as applicable.

12.6                        Severability; Captions; Counterparts

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan

Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

12.7                        Expenses

The Credit Parties hereby jointly and severally agree to pay on demand, whether or not the Closing occurs, all reasonable costs and expenses incurred by Agent, Lenders and/or their Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses (including, without limitation, UCC and judgment and tax lien searches and UCC filings and fees for post-Closing UCC and judgment and tax lien searches and wire transfer fees and audit expenses), and reasonable attorneys’ fees and expenses, (i) in any effort to enforce, protect or collect payment of any Obligation or to enforce any Loan Document, any Related Document or any related agreement, document or instrument, (ii) in connection with entering into, negotiating, preparing, reviewing and executing the Loan Documents, the Revolving Loan Documents, the Related Documents and/or any related agreements, documents or instruments, (iii) arising in any way out of the administration of the Obligations or the taking or refraining from taking by Agent or any Lender of any action requested by any Credit Party, (iv) in connection with instituting, maintaining, preserving, enforcing and/or foreclosing on the Liens in any of the Collateral or securities pledged under the Loan Documents, whether through judicial proceedings or otherwise, (v) in defending or prosecuting any actions, claims or proceedings arising out of or relating to Agent’s and/or Lenders’ transactions with the Credit Parties, (vi) in seeking, obtaining or receiving any advice with respect to its rights and obligations under any Loan Document, any Revolving Loan Document, any Related Document and any related agreement, document or instrument, (vii) arising out of or relating to any Default or Event of Default or as a result thereof, (viii) in connection with all actions, visits, audits and inspections undertaken by Agent or Lenders or their Affiliates pursuant to the Loan Documents, the Revolving Loan Documents, any Related Document, and/or (ix) in connection with any modification, restatement, supplement, amendment, waiver or extension of any Loan Document, any Revolving Loan Document, any Related Document and/or any related agreement, document or instrument.  All of the foregoing shall be charged to Borrower’s account and shall be part of the Obligations.  If Agent, any Lender or any of their Affiliates uses in-house counsel for any purpose under any Loan Document for which the Credit Parties are responsible to pay or indemnify, the Credit Parties expressly agree that their Obligations include reasonable charges for such work commensurate with the reasonable fees that would otherwise be charged by outside legal counsel selected by Agent, such Lender or such Affiliate in its sole discretion for the work performed.  Without limiting the foregoing, Borrower shall pay all taxes (other than taxes based upon or measured by a Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of any Note and the filing and/or recording of any documents and/or financing statements.   Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Credit Parties be liable for any costs or expenses relating to or arising out of the syndication or participation of the Loan, unless such syndication or participation is at the request of any Credit Party.

12.8                        Entire Agreement

This Agreement and the other Loan Documents to which the Credit Parties are parties constitute the entire agreement between and among the Credit Parties, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings (including, without limitation, the letter dated on or about September 8, 2005) relating to the subject matter hereof or thereof.  Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which any Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  Each party hereto acknowledges that it has been advised by counsel in connection with the negotiation and execution of this Agreement and is not relying upon oral representations or statements inconsistent with the terms and provisions hereof.

12.9                        Approvals and Duties

Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of any Loan Document may be granted or withheld by Agent or Lenders, as applicable, in their sole and absolute discretion.  Other than Agent’s duty of reasonable care with respect to Collateral delivered pursuant to the Loan Documents in accordance with applicable law (to the extent not waivable), Agent and Lenders shall have no responsibility for or obligation or duty with respect to any of the Collateral or any matter or proceeding arising out of or relating thereto, including, without limitation, any obligation or duty to collect any sums due in respect thereof or to protect or preserve any rights pertaining thereto.

12.10                 Confidentiality and Publicity

(a)                                  Each Credit Parties agrees, and agrees to cause each of its Subsidiaries, (i) except to the extent required by applicable law or regulations (in which case, except in connection with the Securities Act and the Securities Exchange Act, as amended, and the rules thereunder, each Credit Party shall, and shall cause its Subsidiaries to, use its best efforts to obtain confidential treatment of such information), not to transmit or disclose any provision of any Loan Document to any Person (other than to such Credit Party’s directors, advisors, counsel, accountants, officers and employees on a need-to-know basis), in any such case without Agent’s prior written consent, and (ii) to inform all Persons receiving information related to the Loan Documents, except through disclosure pursuant to the Securities Act and the Securities Exchange Act, as amended, and the rules thereunder, of the confidential nature of the Loan Documents and to direct them not to disclose the same to any other Person and to require each of them to be bound by these provisions.  Except for filings submitted pursuant to the Securities Act and the Securities Exchange Act, and the rules thereunder, the Credit Parties shall provide in writing any materials that the Credit Parties or any of their Subsidiaries prepare that contain Agent’s or any Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby prior to its use, disclosure or distribution, and Agent and each Lender reserves the right to review and approve in advance (which approval shall not be unreasonably withheld or delayed) all such materials.  The Credit Parties shall not, and shall not permit any of their Subsidiaries to, use either Agent’s or any Lender’s name (or the name of any of Agent’s or any Lender’s Affiliates) in connection with any of its Business; provided, that Borrower may disclose the Lenders’ names, the aggregate principal amount of the Loan outstanding and other principal terms of such Loan to (x) its shareholders and other equity owners and prospective purchasers of debt or equity securities of Borrower and (y) Governmental Authorities regulating the Business in accordance with applicable legal requirements.  Nothing contained in any Loan Document is intended to permit or authorize any Credit Party or any of its Subsidiaries to contract on behalf of Agent or any Lender.   Notwithstanding the foregoing, copies of the Loan Documents and information concerning the applicable provisions of such Loan Documents may be delivered to each holder of the Subordinated Notes in connection with matters relating to the Seller Subordination Agreement.

(b)                                 Agent and each Lender agree to exercise their best efforts to maintain in confidence, in accordance with its customary procedures for handling confidential information, all non-public information that any Credit Party or Subsidiary thereof furnishes to Agent or such Lender on a confidential basis clearly identified as such (“Confidential Information”), other than any such Confidential Information that becomes generally available to the public other than as a result of a breach by Agent or any Lender of its obligations hereunder or that is or becomes available to Agent or any Lender from a source other than a Credit Party and that is not, to the actual knowledge of the recipient thereof, subject to obligations of confidentiality with respect thereto; provided, however, that Agent and each Lender shall, in any event, have the right to deliver copies of any such information, and to disclose any such information, to:

(i)                             its affiliates, lenders, funding or financing sources (or its affiliates’ or lenders’ funding or financing sources), portfolio management services and partners that are obligated to maintain the confidentiality of such Confidential Information;

(ii)                          directors, officers, trustees, employees, agents, attorneys, professional consultants, and rating agencies;

(iii)                       any other Lender and any successor Agent;

(iv)                      (A) subject to provisions substantially similar to those contained in this Section 12.10, any potential Transferee or Participant, or (B) any Person if the disclosure consists of general portfolio information and does not identify any Credit Party specifically by name;

(v)                         any regulatory authority or examiner, or any insurance industry association, regulating or having jurisdiction over Agent or any Lender and requiring or requesting such disclosure; and

(vi)                      any other Person to which such delivery or disclosure may be necessary (A) in compliance with any applicable law, rule, regulation or order, (B) in response to any subpoena or other legal process or informal investigative demand, (C) in connection with any litigation to which Agent or such Lender is a party, or (D) in connection with the exercise or enforcement, or potential exercise or enforcement, of any of the rights and/or remedies of Agent and/or the Lenders under this Agreement and the other Loan Documents at any time during the existence of an Event of Default.

Should Agent or any Lender be required to disclose any such information by virtue of a subpoena or similar process by any court, tribunal, or agency pursuant to items (v) or (vi) above, then Agent or such Lender shall promptly notify the applicable Credit Party thereof so as to allow such Credit Party, at its sole cost and expense, to seek a protective order or to take any other appropriate action to protect its rights.  Further, the foregoing notwithstanding, the Credit Parties agree that Agent, any Lender or any Affiliate of Agent or any Lender may (i) disclose a general description of transactions arising under the Loan Documents, the Revolving Loan Documents and the Related Documents for advertising, marketing or other similar purposes, and (ii) use any Credit Party’s name, logo or other indicia germane to such party in connection with such advertising, marketing or other similar purposes.

(c)                                  The obligations of Agent and Lenders under this Section 12.10 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of the financing evidenced hereby executed and delivered by Agent or any Lender prior to the date hereof.

12.11                 No Consequential Damages

No party to this Agreement or any other Loan Document, nor any agent or attorney of such party or any Lender, shall be liable to any other party to this Agreement or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

12.12                 Borrower Funds Administrator

(a)                                  Borrowers maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations.  In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, Borrowers have requested, and Agent and Lenders have agreed that the Loan will be advanced to and for the account of Borrowers on a joint and several basis in accordance with the other provisions hereof.  Each Borrower hereby acknowledges that it will be receiving direct and indirect benefits from each Loan made pursuant to this Agreement.

(b)                                 Each Borrower hereby designates, appoints, authorizes and empowers Borrower Funds Administrator as its agent to act as specified in this Agreement and each of the other Loan Documents and Borrower Funds Administrator hereby acknowledges such designation, authorization and empowerment, and accepts such appointment.  Each Borrower hereby irrevocably authorizes and directs Borrower Funds Administrator to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Borrower Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Borrower’s behalf:

(i)                             to submit on behalf of each Borrower other notices to Agent in accordance with the provisions of this Agreement;

(ii)                          to receive on behalf of each Borrower the proceeds of the Loan in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Borrower as soon as practicable after its receipt thereof; and

(iii)                       to submit on behalf of each Borrower, Compliance Certificates and all other certificates, notices and other communications given or required to be given hereunder.

Borrower Funds Administrator hereby further is authorized and directed by each Borrower to take all such actions on behalf of such Borrower necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Loan Documents, and deliver such agreements, documents, certificates and instruments as delegated to or required of Borrower Funds Administrator by the terms hereof or thereof.

(c)                                  The administration by Agent and Lenders of the credit facility under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to Borrowers and at their request and neither Agent nor any Lender shall incur any liability to any Credit Party as a result thereof.

12.13                 Joint and Several Liability

(a)                                  Each Borrower acknowledges that it is jointly and severally liable for all of the Obligations under the Loan Documents.  Each Borrower expressly understands, agrees and acknowledges that (i) Borrowers are all Affiliated entities by common ownership, (ii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Borrower has requested that Lenders extend such a common credit facility on the terms herein provided, (iv) Lenders will be lending against, and relying on a Lien upon, all of Borrowers’ assets even though the proceeds of any particular Loan made hereunder may not be advanced directly to a particular Borrower, (v) each Borrower will nonetheless benefit by the making of the Loan by each Lender and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Borrower and (vii) Borrowers have each executed or will execute the Notes as co-makers of the Notes and that it would not be able to obtain the credit provided by Lenders hereunder without the financial support provided by the other Borrowers.

(b)                                 Each Borrower hereby guarantees the prompt payment and performance in full of all Obligations.  Such guarantee constitutes a guarantee of payment and not of collection.

Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of any other Credit Party or of any promissory note or other document evidencing all or any part of the Obligations of any other Credit Party, (ii) the absence of any attempt to collect the Obligations from any other Credit Party, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Agent and/or any Lender with respect to any provision of any instrument evidencing the Obligations of any other Credit Party or any part thereof, or any other agreement now or hereafter executed by any other Credit Party and delivered to Agent and/or any Lender, (iv) the failure by Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of any other Credit Party, (v) Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Credit Party, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Credit Party under Section 502 of the Bankruptcy Code or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Credit Party (other than actual indefeasible payment in full in cash).  With respect to any Borrower’s Obligations arising as a result of the joint and several liability of Borrowers hereunder with respect to the Loan or other extensions of credit made to any of the other Borrowers hereunder, such Borrower hereby forever waives any right to enforce any right of subrogation or any remedy which Agent and/or any Lender now has or may hereafter have against any other Credit Party, or any endorser of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Agent and/or any Lender to secure payment of the Obligations or any other liability of any Borrower to Agent and/or any Lender.  During the existence of any Event of Default, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Credit Party or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent shall be under no obligation to marshal any assets in favor of any Credit Party or against or in payment of any or all of the Obligations.

(c)                                  Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Loan Documents.  To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting the Loan made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy

Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA.  All rights and claims of contribution, indemnification, and reimbursement under this Section 12.13 shall be subordinate in right of payment to the prior indefeasible payment in full in cash of the Obligations.  The provisions of this Section 12.13 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

(d)                                 If (i) any court holds that Borrowers are guarantors and not jointly and severally liable as principal obligors or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Borrower under any Debtor Relief Law, then each Borrower hereby: (A) expressly and irrevocably waives, to the fullest extent possible, except as otherwise provided in Section 12.13(c), on behalf of such Borrower, any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Borrower may have or hereafter acquire against any Person in connection with or as a result of such Borrower’s execution, delivery and/or performance of this Agreement, or any other documents to which such Borrower is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Borrower, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Borrower by Agent or a Lender or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Agreement, and (II) that Agent and Lenders and their successors and assigns are intended beneficiaries of this waiver, and the agreements set forth in this Section 12.13 and their rights under this Section 12.13 shall survive payment in full of the Obligations.

(e)                                  EACH CREDIT PARTY WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY CREDIT PARTY, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY CREDIT PARTY MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY AGENT OR ANY LENDER IN ENFORCING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, EVERY DEFENSE, COUNTERCLAIM OR SETOFF WHICH SUCH CREDIT PARTY MAY NOW HAVE, OR HEREAFTER MAY HAVE, AGAINST ANOTHER CREDIT PARTY OR ANY OTHER PARTY LIABLE TO AGENT OR ANY LENDER IN ANY MANNER.  AS FURTHER SECURITY, ANY AND ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY CREDIT PARTY BY ANY OTHER CREDIT PARTY, OR TO ANY OTHER PARTY LIABLE TO AGENT OR ANY LENDER, ARE HEREBY SUBORDINATED TO AGENT’S AND ANY SUCH LENDER’S CLAIMS AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO AGENT FOR THE BENEFIT OF LENDERS.  EACH

CREDIT PARTY RATIFIES AND CONFIRMS WHATEVER AGENT OR A LENDER MAY DO PURSUANT TO THE TERMS HEREOF, AND AGREES THAT NEITHER AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY ERROR IN JUDGMENT OR MISTAKES OF FACT OR LAW OTHER THAN WITH RESPECT TO ITS GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.  EACH CREDIT PARTY HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY AGENT OR ANY LENDER AGAINST ANY OTHER CREDIT PARTY.

(f)                                    Should a claim be made upon Agent or any Lender at any time for repayment of any amount received by Agent or any Lender in payment of the Obligations, or any part thereof, whether received from any Credit Party or received by Agent or any Lender as the proceeds of Collateral, by reason of:  (1) any judgment, decree or order of any court or administrative body having jurisdiction over Agent or any Lender or any of their property, or (2) any settlement or compromise of any such claim effected by Agent or any Lender, in its sole discretion, with the claimant (including a Credit Party), each Credit Party shall remain liable to Agent or any such Lender for the amount so repaid to the same extent as if such amount had never originally been received by Agent or any such Lender, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Obligations.

To the extent that any payment to, or realization by, any Lender or Agent on the Obligations exceeds the limitations of this Section 12.13 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Credit Party.  This Section 12.13 is intended solely to reserve the rights of Lenders and Agent hereunder against each Credit Party, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and no Credit Party, guarantor of the Obligations or other Person shall have any right, claim or defense under this Section 12.13 that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

XIII.                        TAXES

13.1                        Taxes

(a)                                  Subject to this Section 13.1(g), any and all payments by Borrower or any other Credit Party to each Lender or Agent under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the net income of such Lender or Agent, respectively, by the jurisdiction under the laws of which such Lender or Agent, as the case may be, is organized or maintains a Lending Office or other taxable presence, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”).

(b)                                 In addition, Borrower and the other Credit Parties shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Subject to this Section 13.1(g), the Credit Parties shall indemnify and hold harmless each Lender and Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 13.1) paid by such Lender or Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except in the case of Taxes or Other Taxes incurred due to the gross negligence or willful misconduct of such Lender or Agent.  Payment under this indemnification shall be made within ten (10) days from the date any Lender or Agent makes written demand therefor.

(d)                                 If any Credit Party shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or Agent, then, subject to Section 13.1(g):

(i)                             the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 13.1), such Lender or Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made;

(ii)                          such Credit Party shall make such deductions; and

(iii)                       such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(e)                                  Within ten (10) days after the date of any payment by any Credit Party of Taxes or Other Taxes, Borrower shall furnish to Agent (and the applicable Lender) the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to Agent (and the applicable Lender).

(f)                                    Each Lender that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Borrower and Agent two (2) copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and a certificate representing that such Non-U.S. Lender is not a “bank” for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement.  In addition, each Non-U.S. Lender shall deliver such forms (or other forms or documents to the extent required) promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender or upon any changes in the forms or documents required hereunder for establishing that payments to the Non-U.S. Lender are exempt from withholding.  Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this section, a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Lender is not legally able to deliver.

(g)                                 Borrower shall not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Sections 13.1(c) or (d) to any Lender for the account of any Lending Office of such Lender:

(i)                             if the obligation to pay such additional amounts would not have arisen but for a failure by such Lender to deliver the forms or other documents under Section 13.1(f) in respect of such Lending Office; or

(ii)                          if such Lender shall have delivered to Borrower a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Lending Office pursuant to Section 13.1(f), and such Lender shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by Borrower hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto).

(h)                                 If, at any time, Borrower requests any Lender to deliver any forms or other documentation in addition to those forms required to be delivered by such Lender pursuant to Section 13.1(f), then Borrower shall, on demand of such Lender through Agent, reimburse such Lender for any costs and expenses (including attorneys’ fees and expenses) reasonably incurred by such Lender in the preparation or delivery of such forms or other documentation.

(i)                                     If Borrower is required to pay additional amounts to any Lender or Agent pursuant to Sections 13.1 (c) or (d), then such Lender shall use its reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by Borrower which may thereafter accrue if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.  In addition to the foregoing and if such Lender deems it commercially reasonable in its sole discretion, such Lender agrees to obtain a refund or credit for any additional amounts paid by Borrower to such Lender or Agent pursuant to Sections 13.1 (c) or (d), and, to the extent any such refund or credit is obtained, apply such amounts to the outstanding Obligations owing by any Credit Party under this Agreement (without any Prepayment Premium under Section 3.2).

13.2                        Certificates of Lenders.

Any Lender claiming reimbursement or compensation pursuant to this Article XIII shall deliver to Borrower (with a copy to Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Credit Parties in the absence of manifest error.

13.3                        Survival.

The agreements and obligations of the Credit Parties in this Article XIII shall survive the payment of all other Obligations.

XIV.                       GUARANTY

14.1                        Guaranty

Each Guarantor jointly and severally hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of each other Credit Party, including, without limitation, Borrower, now or hereafter existing under any Loan Document, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any proceeding of Borrower or any other Credit Party under any Debtor Relief Laws), fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by Borrower, the “Guaranteed Obligations”), and agrees to pay any and all costs, fees and expenses (including reasonable counsel fees and expenses) incurred by Agent and Lenders in enforcing any rights under the guaranty set forth in this Article XIV.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower or any other Credit Party to Agent and Lenders under any Loan Document, but for the fact that they are unenforceable or not allowable due to the existence of any proceeding under any Debtor Relief Laws involving Borrower or any other Credit Party.  This guaranty is a guaranty of payment and not of collection.

14.2                        Guaranty Absolute

The obligations of each Guarantor under this Article XIV are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Credit Party or whether any Credit Party is joined in any such action or actions.  The liability of each Guarantor under this Article XIV shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                  any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the

Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or otherwise;

(c)                                  any taking, exchange or release of, or non-perfection of a Lien on, any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Credit Party; or

(e)                                  any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent or Lenders that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Article XIV shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned to Agent or Lenders or any other Person upon the insolvency, bankruptcy or reorganization of Borrower or any other Credit Party or otherwise, all as though such payment had not been made.

14.3                        Waiver

Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XIV and any requirement that Agent or Lenders exhaust any right or take any action against any other Credit Party, any other Person or any Collateral.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 14.3 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives any right to revoke this Article XIV, and acknowledges that this Article XIV is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

14.4                        Continuing Guaranty; Assignments

This Article XIV is a continuing guaranty and shall (a) remain in full force and effect until the indefeasible payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Article XIV and the termination of this Agreement, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of, and be enforceable by, Agent and Lenders and their respective successors, pledgees, Transferees and Participants.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments and the portion of the Loan owing to it) to any Transferee, and such Transferee shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in this Agreement.

14.5                        Maximum Liability

The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any Debtor Relief Law, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Guarantor hereunder shall not be rendered voidable under applicable law.  Each Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor without impairing this Guaranty or affecting the rights and remedies of the Lender Parties hereunder, provided that, nothing in this sentence shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

14.6                        Subordination

Each of the Persons composing Guarantors hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by Borrower to a Guarantor or by amounts due with respect to the indebtedness owing by Borrower to a Guarantor or by any Guarantor to any other Guarantor is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Guarantor hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, such Guarantor shall not demand, sue for or otherwise attempt to collect any indebtedness of Borrower or any other Guarantor owing to such Guarantor until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lender Parties, and such Guarantor shall deliver any such amounts to Agent for application to the Obligations.

14.7                        Subrogation

No Guarantor shall exercise any rights that it may now have or hereafter acquire against any other Credit Party or any other guarantor or that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Article XIV, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and Lenders against any other Credit Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any other Credit party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall have been indefeasibly paid in full in cash and all Commitments to lend hereunder shall have terminated; provided, however, no Guarantor shall have any rights hereunder against a Credit Party or any of its Subsidiaries if all or any portion of the Guaranteed Obligations shall have been satisfied with proceeds from the exercise of remedies in respect of the equity securities of such Credit Party pursuant to a Pledge Agreement.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent and Lenders and shall forthwith be paid to Agent to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Article XIV, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Article XIV thereafter arising.  If (i) any Guarantor shall make payment to Agent and Lenders of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Article XIV shall be paid in full in cash and (iii) all Commitments to lend hereunder shall have been terminated, Agent and Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor or appropriate documents, without recourse and without representation or warranty, reasonably necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties has duly executed this Credit Agreement as of the date first written above.

BORROWER:	EVOLVING SYSTEMS, INC.

	By:	/s/Brian R. Ervine
	Name:	Brian R. Ervine
	Title:	Executive Vice President and Chief
Financial and Administrative Officer
9777 Pyramid Court, Suite 100
Englewood, CO 80112
	Attention:	Anita T. Moseley, General Counsel
	Telephone:	303 802-2599
	FAX:	303 802-1138
	E-MAIL:	atm@evolving.com

BORROWER:	TELECOM SOFTWARE ENTERPRISES, LLC

	By:	/s/Brian R. Ervine
	Name:	Brian R. Ervine
	Title:	Executive Vice President and Chief
Financial and Administrative Officer
9777 Pyramid Court, Suite 100
Englewood, CO 80112
	Attention:	Anita T. Moseley, General Counsel
	Telephone:	303 802-2599
	FAX:	303 802-1138
	E-MAIL:	atm@evolving.com

GUARANTOR:	EVOLVING SYSTEMS HOLDINGS, INC.

	By:	/s/Brian R. Ervine
	Name:	Brian R. Ervine
	Title:	Executive Vice President and Chief
Financial and Administrative Officer
9777 Pyramid Court, Suite 100
Englewood, CO 80112
	Attention:	Anita T. Moseley, General Counsel
	Telephone:	303 802-2599
	FAX:	303 802-1138
	E-MAIL:	atm@evolving.com

AGENT AND A LENDER:	CAPITALSOURCE FINANCE LLC

	By:	/s/ Steven A. Museles
	Name:	Steven A. Museles
	Title:	Senior Vice President

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
	Attention:	Corporate Finance Group, Portfolio Manager
	Telephone:	(301) 841-2700
	FAX:	(301) 841-2313
	E-MAIL:	sladd@capitalsource.com

Appendix A

Definitions

EXHIBITS

Exhibit B-1	Financial Covenants
Exhibit B-2	Form of Compliance Certificate
Exhibit C	Reporting Requirements
Exhibit D	Closing Conditions

SCHEDULES
Schedule A	Lenders/Commitments
Schedule 5.3	Subsidiaries, Capitalization and Ownership Interests
Schedule 5.5	Other Agreements
Schedule 5.6	Litigation
Schedule 5.8	Tax Returns; Governmental Reports
Schedule 5.9	Financial Statements and Reports
Schedule 5.10(c)	Compliance with Law
Schedule 5.11	Intellectual Property
Schedule 5.12	Permits
Schedule 5.14	Insurance
Schedule 5.16	Broker’s or Finder’s Commissions
Schedule 6.7	Post-Closing Deliverables
Schedule 6.7(c)	Leases
Schedule 7.2	Permitted Indebtedness
Schedule 7.3	Permitted Liens
Schedule 7.4	Investments
Schedule 7.6	Affiliates

Schedule 6.7

Post Closing Deliverables

In accordance with Section 6.7 of the Agreement, the following actions, items and deliverables, which were not completed on or before the Closing Date as otherwise required by the Agreement, shall be completed, taken and/or delivered to Required Lenders’ satisfaction on or before the respective dates specified below.  The Credit Parties acknowledge that the Lenders are accommodating them by permitting the Credit Parties to complete the following actions, items and deliverables on a post-Closing basis.  As such, the failure to take, comply with or provide any of the actions or items referred to below on or before the respective due date set forth below shall constitute an immediate Event of Default under the Agreement, without further notice or action by or on behalf of Agent, any Lender or any other Person.  Nothing in this Schedule 6.7 shall limit the effect of any provision of the Agreement or the Credit Parties’ obligations thereunder.  Capitalized terms used but not otherwise defined in this Schedule 6.7 shall have the meanings assigned to it in the Agreement.

1.                                       On or before January 31, 2006, Evolving Systems and its Subsidiaries shall execute the Transfer Pricing Agreements in form and substance approved by Agent in its Permitted Discretion and deliver copies thereof to Agent.

2.                                       On or before December 31, 2005, the Credit Parties shall procure the Life Insurance Policy.

3. The Credit Parties shall cooperate with Agent to cause Lenders to provide a back-to-back letter of credit in support of Letter of Guarantee No. 040/700115-0 mentioned on Schedule 7.2 and shall then cause the issuer to release any charge over the Property of the Credit Parties.

4.                                       On or before the fifteenth Business Day after the Closing Date Evolving Systems shall amend the Certificate of Designations of the Series B Convertible Preferred Stock in form and substance acceptable to Agent.

Exhibit B-1

Financial Covenants

1.                                       Leverage Ratio.  No Credit Party shall permit the Leverage Ratio for the twelve (12) month period ending on any date set forth in the table below to exceed the maximum ratio set forth in the table below opposite such date:

Date	Maximum Ratio

December 31, 2005, March 31, 2006, June 30, 2006 and September 30, 2006	2.50:1

December 31, 2006, March 31, 2007, June 30, 2007, and September 30, 2007	2.25:1

December 31, 2007, March 31, 2008, June 30, 2008 and September 30, 2008	2:00 to 1

December 31, 2008, March 31, 2009 and the end of each quarter thereafter	1.75:1

2.                                       Minimum EBITDA.  No Credit Party shall permit EBITDA of the Credit Parties and their consolidated Subsidiaries on a consolidated basis, without duplication, for the twelve (12) month period ending on any date set forth in the table below to be less than the minimum amount set forth in the table below opposite such date:

Date	Minimum EBITDA

December 31, 2005, March 31, 2006 and June 30, 2006	$5,500,000

September 30, 2006 and December 31, 2006	$6,000,000

March 31, 2007 and June 30, 2007	$6,500,000

September 30, 2007 and December 31, 2007	$7,000,000

March 31, 2008 and the end of each quarter thereafter	$7,250,000

3.                                       Fixed Charge Coverage Ratio.  No Credit Party shall permit the Fixed Charge Coverage Ratio for the twelve (12) month period ending on any date set forth in the table below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Ratio

December 31, 2005, March 31, 2006 and June 30, 2006	1.15:1

September 30, 2006 and the end of each quarter thereafter	1.20:1

4.                                       Capital Expenditures.  No Credit Party shall make or commit to make Capital Expenditures for any fiscal year (or shorter period) set forth in the table below in an aggregate amount for all Credit Parties and their consolidated Subsidiaries, without duplication, exceeding the dollar limitation set forth in the table below (the “Capital Expenditure Limitation”) with respect to such fiscal year (or shorter period):

Fiscal Year/Period:	Limitation

Fiscal year ending December 31, 2005;	$1,400,000

Fiscal year ending December 31, 2006 and each fiscal year thereafter until the Maturity Date	$1,400,000

provided, however, in the event the Credit Parties do not expend the entire respective Capital Expenditure Limitation in any fiscal year, the Credit Parties may carry forward to the immediately succeeding fiscal year (but not to subsequent fiscal years) fifty percent (50%) of such unutilized portion.  All Capital Expenditures during any fiscal year shall be applied first to reduce the applicable Capital Expenditure Limitation of such fiscal year and then to reduce the carry-forward from the previous fiscal year (or shorter period), if any.

5.                                       Definitions.  As used in this Agreement, the following terms shall have the following meanings:

“Capital Expenditures” shall mean for any period, the sum (without duplication) of all expenditures (whether paid in cash or accrued as liabilities) made by the Credit Parties and their consolidated Subsidiaries during such period that are or are required to be treated as capital expenditures under GAAP.

“EBITDA” shall mean, with respect to Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication for any period, the sum of the following for such period, all determined in accordance with GAAP:

(a)                                  Net Income;

(b)                                 plus the sum of the following, to the extent deducted in determining such Net Income and without duplication:

(i)                                     Interest Expense;

(ii)                                  franchise and income taxes;

(iii)                               depreciation, amortization and impairment expense;

(iv)                              all other non-cash and/or non-recurring charges (including non-cash charges related to accounting for employee stock option plans as required by FAS 123R) and expenses approved by Agent in its Permitted Discretion, excluding (A) accruals for cash expenses made in the Ordinary Course of Business and (B) write-offs of accounts receivable;

(v)                                 loss from any sale of assets, other than sales in the Ordinary Course of Business;

(vi)                              extraordinary losses from the sale of securities or the extinguishment of debt; and

(c)                                  minus the sum of the following, to the extent included in determining such Net Income and without duplication:

(i)                                     gain from any sale of assets, other than sales in the Ordinary Course of Business;

(ii)                                  extraordinary gains from the sale of securities or the extinguishment of debt;

(iii)                               all other non-cash and/or non-recurring income that is in each case not operating income;

(v)                                 proceeds of insurance (other than business interruption insurance); and

(vi)                              the amounts that would be accrued in connection with TSE Contingent Obligations if the Credit Parties accrued for such amounts.

For purposes of computing EBITDA, the EBITDA of any person accrued prior to the date it becomes a Credit Party or is merged into or consolidated with a Credit Party or a Subsidiary thereof that Person’s assets and acquired by a Credit Party or a Subsidiary thereof shall be excluded.

“Fixed Charge Coverage Ratio” shall mean, for the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication, on any date of determination, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures minus income and franchise taxes paid in cash, to (b) Fixed Charges, in each case for the twelve (12) months then ending.

“Fixed Charges” shall mean, for any period, the sum of the following for the Credit Parties and their consolidated Subsidiaries, on a consolidated basis and without duplication:  (a) Total Debt Service and (b) dividends, repurchases or redemptions of equity and/or distributions paid in cash.

“Interest Expense” shall mean total interest expense generated during the period in question (including attributable to conditional sales contracts, Capital Leases and other title retention agreements in accordance with GAAP and all unused line and commitment fees and administrative and similar fees) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication with respect to all outstanding Indebtedness, including accrued interest and interest paid in kind and capitalized interest, but excluding commissions, discounts and other fees owed with respect to letters of credit and bankers’ acceptance financing, net costs under Hedging Agreements and fees payable to Agent or Lenders on the Closing Date under Section 3.1.

“Leverage Ratio” shall mean, on any date of determination, the ratio of (a) Senior Debt calculated on such date, to (b)  EBITDA for the twelve (12) months then ending.

“Net Income” shall mean, for any period, the net income (or loss) of the Credit Parties and their consolidated Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided, that there shall be excluded (a) the income (or loss) of any Person in which any other Person (other than a Credit Party or a “Credit Party” under and as defined in the Revolving Loan Agreement) has a joint ownership interest, except to the extent of the amount of dividends or other distributions actually paid to any Credit Party by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a or is merged into or consolidated with a Credit Party or a “Credit Party” under and as defined in the Revolving Loan Agreement or that Person’s assets are acquired by a Credit Party or a “Credit Party” under and as defined in the Revolving Loan Agreement, (c) the income of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions of that income by that Subsidiary is not at the time permitted by operation of the terms of the charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary and (d) the income (loss) associated with any Hedging Agreements.

“Senior Debt” shall mean, on any date of determination, the Obligations hereunder and all Indebtedness under the Revolving Loan Agreement (provided that, for purposes of determining the Indebtedness outstanding under the Revolving Loan Agreement as of the end of each fiscal quarter, “Senior Debt” shall mean the average daily amount of outstanding principal and accrued interest on the Revolving Facility for such fiscal quarter), on a consolidated basis and without duplication.  For all purposes of this Agreement, the term “Senior Debt” shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation or fees, whether under GAAP or otherwise.

“Total Debt” shall mean, on any date of determination, the total Indebtedness of the Credit Parties and their consolidated Subsidiaries on a consolidated basis and without duplication, including, without limitation, all Indebtedness under the Loan Documents, Revolving Loan Documents and all accrued interest on the foregoing (including, without limitation, all interest paid in kind) and all Capital Lease Obligations and including, without duplication, Contingent Obligations consisting of guarantees of Indebtedness that otherwise would constitute Total Debt of other Persons (provided that, for purposes of determining the Indebtedness outstanding under any other revolving credit facility (including the Revolving Loan Agreement) as of the end of each fiscal quarter, “Total Debt” shall mean the average daily amount of outstanding principal and accrued interest on such revolving credit facility for such fiscal quarter).  For all purposes of this Agreement, the term “Total Debt” shall be calculated to include (i.e., not net of) discounts, deductions or allocations relating or applicable to or arising from any equity or equity participation or fees, whether under GAAP or otherwise.

“Total Debt Service” shall mean, for any period, the sum for Credit Parties and their consolidated Subsidiaries on a consolidated basis amounts of (a) scheduled payments of principal on any and all Total Debt during such period, (b) other required payments of principal on Total Debt other than the Obligations, (c) any other cash amounts due or payable with respect to, in connection with or on Total Debt during such period (excluding any mandatory prepayments of the Obligations), and (d) Interest Expense paid in cash or required to be paid in cash during such period.

“Unfinanced Capital Expenditures” shall mean, for any period, all Capital Expenditures made during such period other than any Capital Expenditures financed within 30 days of such expenditure with the proceeds of Permitted Indebtedness (Permitted Indebtedness, for this purpose, does not include advances under a revolving line of credit, including, without limitation, Advances under the Revolving Facility).

Exhibit B-2

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

EVOLVING SYSTEMS, INC.

TELECOM SOFTWARE ENTERPRISES, LLC

Date:                 , 20   .

This Compliance Certificate (this “Certificate”) is given by Evolving Systems, Inc. (“ESI”) and Telecom Software Enterprises, LLC (“TSE,” and together with ESI, collectively, the “Borrower”), pursuant to Section 6.1(a) of that certain Credit Agreement dated as of                          , 2005 among Borrower, the other Credit Parties named therein, CapitalSource Finance LLC, a Delaware limited liability company, in its capacity as agent for the Lenders (in such capacity, “Agent”), and the Lenders thereunder (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The officer executing this Certificate is the                                      of ESI and the                                      of TSE, and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower.  By so executing this Certificate, the Borrower hereby certifies to the Lender Parties that:

(a)                                  the financial statements delivered with this Certificate in accordance with subsection 6.1(a) of the Credit Agreement fairly present in all material respects the consolidated results of operations and financial position of the Credit Parties and their consolidated Subsidiaries as of, and for the respective periods ending on, the dates of such financial statements;

(b)                                 Borrower has reviewed the relevant terms of the Loan Documents and the financial condition of Borrower and the other Credit Parties;

(c)                                  no Default or Event of Default has occurred and is continuing, except as set forth in Schedule 1 hereto, which includes a description of the nature and status and period of existence of such Default or Event of Default, if any, and what action Borrower has taken, and is undertaking and proposes to take with respect thereto; and

(d)                                 Borrower and the other Credit Parties are in compliance with all financial covenants set forth on Exhibit B-1 to the Credit Agreement, as demonstrated by the calculations of such covenants below, except as set forth in Schedule 1 hereto.

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by the                                                  of ESI and the                               of TSE as of this           day of                       , 20    .

[EVOLVING SYSTEMS, INC.]
[TELECOM SOFTWARE ENTERPRISES, LLC]

By:
Name:
Its:

LEVERAGE RATIO

a.	Senior Debt	$

b.	EBITDA for the twelve (12) months then ending	$

c.	Ratio of Line (a) to (b)

MINIMUM EBITDA

a.	EBITDA for the twelve (12) months then ending	$

FIXED CHARGE COVERAGE RATIO

a.	EBITDA for the twelve (12) months then ending	$

b.	Less the aggregate amount of all Unfinanced Capital Expenditures during the twelve (12) months then ending	$

c.	Less income and franchise taxes paid in cash for the twelve (12) months then ending	$

d.	Total ((a) less (b) less (c))	$

e.	Fixed Charges during the twelve (12) months then ending	$

f.	Ratio of Line (d) to (e)

CAPITAL EXPENDITURES

Maximum Permitted Capital Expenditures	$

In Compliance	Yes / No

SCHEDULE 1 TO EXHIBIT B-2

CONDITIONS OR EVENTS WHICH CONSTITUTE A DEFAULT OR

EVENT OF DEFAULT

If any condition or event exists that constitutes a Default or Event of Default, specify nature and period of existence and what action Borrower or one or more other Credit Parties has taken, is taking or proposes to take with respect thereto; if no such condition or event exists, state “None.”

Exhibit C-1

Reporting Requirements

(a)                                  Financial Reports.  The Credit Parties shall furnish to Agent and each Lender:

(i)                                     as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Evolving Systems, (A) audited consolidated financial statements of Evolving Systems and its consolidated Subsidiaries, including the notes thereto, consisting of a consolidated balance sheet at the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows and owners’ equity for such fiscal year, which financial statements shall be prepared by and accompanied by an opinion of any “Big Four” or any other nationally recognized independent certified public accounting firm satisfactory to Agent in its Permitted Discretion (which opinion shall be without (1) a “going concern” qualification, (2) any qualification or exception as to the scope of such audit and (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.1(a)), and which opinion shall state that such financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) consolidating balance sheets and income statements for (1) Evolving Systems and its consolidated Domestic Subsidiaries, (2) the Revolving Borrower and its consolidated Subsidiaries (excluding Evolving Systems GmbH) and (3) Evolving Systems Networks India PVT LTD;

(ii)                                  as soon as available and in any event within forty-five (45) calendar days after the end of each fiscal quarter of Evolving Systems, unaudited financial statements of Evolving Systems and its consolidated Subsidiaries consisting of (A) a consolidated balance sheet and related consolidated statements of income, retained earnings and cash flows and owners’ equity as of the end of such fiscal quarter, all certified on behalf of Borrower by a Responsible Officer as fairly presenting in all material respects the financial position and the results of operations of Borrower in accordance with GAAP, subject to normal year-end adjustments and the absence of footnote disclosure and (B) consolidating balance sheets and income statements for (1) Evolving Systems and its consolidated Domestic Subsidiaries, (2) the Revolving Borrower and its consolidated Subsidiaries, excluding Evolving Systems GmbH and (3) Evolving Systems Networks India PVT LTD; and

(iii)                               as soon as available and in any event within thirty (30) calendar days after the end of each calendar month, unaudited financial statements of Evolving Systems and its consolidated Subsidiaries consisting of (A) a consolidated balance sheet and the related consolidated statements of income, retained earnings and cash flows and owners’ equity as of the end of such calendar month, all certified on behalf of Borrower by a Responsible Officer as fairly presenting in all material respects the financial position and the results of operations of Borrower in accordance with GAAP, subject to normal year-end adjustments and the absence of footnote disclosure and (B) consolidating balance sheets and income statements for (1) Evolving Systems and its consolidated Domestic Subsidiaries, (2) the Revolving Borrower and its consolidated Subsidiaries (excluding Evolving Systems GmbH) and (3) Evolving Systems Networks India PVT LTD.

All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to normal year-end adjustments and the absence of footnote disclosure).  With each delivery of monthly and annual financial statements, Borrower also shall deliver to Agent and each Lender a completed Compliance Certificate certified on behalf of Borrower by a Responsible Officer.

(b)                                 Other Materials.  The Credit Parties shall furnish to Agent and Lenders:

(i)                                     concurrently with the delivery of annual and quarterly financial statements pursuant to clauses (a)(i) and (a)(ii) above:

(1) a report listing any and all new contracts entered into by any Credit Party during the preceding fiscal year or quarter that are material to its business.  If the board of directors of Evolving Systems receives such a report then the report delivered under this subsection may take the same form and substance;

(2) an operating report for Evolving Systems and its consolidated Subsidiaries, which includes a detailed comparison of the actual year-to-date operating results against (A) the projected operating budget delivered hereunder for the current or prior fiscal year and (B) the actual operating results for the same period during the prior fiscal year, in each case inclusive of profit and loss statements;

(3) a report specifying all unpaid amounts, fees, payables and balances owing to any Governmental Authority (other than for taxes) as of the last day of such ended fiscal year or quarter, if any, and

(4) a management report, in reasonable detail, signed by a Responsible Officer of Borrower, describing the operations and financial condition of the Credit Parties for the quarter and portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), which may be satisfied by delivery of quarterly and annual reports filed with the SEC; and

(ii)                                  as soon as available and in any event within ten (10) calendar days after the preparation, receipt or issuance thereof or request by Agent or any Lender therefor, as applicable:

(1) copies of any final reports submitted to the Credit Parties by their independent accountants in connection with any interim audit of the books of the Credit Parties or their Subsidiaries and copies of each management control letter provided by such independent accountants; and

(2) such additional information, documents, statements, reports and other materials as Agent or any Lender may request from time to time in its Permitted Discretion.

(c)                                  Notices.  The Credit Parties shall promptly, and in any event within five (5) Business Days after any officer of any Credit Party obtains knowledge thereof, notify Agent and each Lender in writing of:

(i)                                     any pending or threatened litigation, suit, investigation, arbitration, enforcement action, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against any Credit Party or Subsidiary of a Credit Party or otherwise affecting or involving or relating to any Credit Party or Subsidiary of a Credit Party or any Credit Party’s or a Subsidiary of a Credit Party’s Property to the extent (A) the amount in controversy exceeds $100,000 individually or $150,000 in the aggregate for all such events or (B) to the extent any of the foregoing seeks injunctive relief against a Credit Party;

(ii)                                  the occurrence or existence of any Default or Event of Default, which notice shall specify the nature, status and period of existence thereof and the actions proposed to be taken with respect thereto;

(iii)                               any other development, event, fact, circumstance or condition that would reasonably be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the actions proposed to be taken with respect thereto;

(iv)                              any matter(s) in the amount of $250,000 individually or $500,000 in the aggregate, in existence at any time adversely affecting the value, enforceability or collectibility of any of the Collateral;

(v)                                 to the extent not duplicative of deliveries made hereunder, any material written notice (including any notice of default or acceleration) and any material written information or other material written delivery given or made by or delivered to or received by any Credit Party to or from any lender of any such Credit Party (as a lender and not in any other capacity), together with copies thereof, as applicable including in connection with the Subordinated Loan Document.

(vi)                              (A) the receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $100,000 individually or $150,000 in the aggregate or (B) any action taken or threatened to be taken by any Governmental Authority (or any notice of any of the foregoing) with respect to any Credit Party which would reasonably be expected to result in a Material Adverse Effect;

(vii)                           receipt or giving of any notice by any Credit Party regarding termination of any lease of real property (other than by expiration of the term) or any senior officer or executive, or the loss, termination or notice of non-renewal (other than by expiration of the term) of any Material Contract to which any Credit Party is a party or by which its properties or assets are subject or bound;

(viii)                        the filing, recording or assessment of any federal, state, local or foreign tax Lien against any Collateral or any Credit Party;

(ix)                                the creation, establishment or acquisition of any Subsidiary or the issuance by Borrower of any Capital Stock or other equity security or warrant, option or similar agreement in respect thereof other than Permitted Securities of Evolving Systems; or

(x)                                   any default or breach in the performance, observance or fulfillment of any provision contained in any Material Contract that with the giving of notice and passage of time permits the other party thereto to terminate such Material Contract or otherwise reduce or limit any material amounts owed by such other party thereunder.

Each notice in accordance with the foregoing shall be accompanied by a written statement by a Responsible Officer on behalf of Borrower setting forth details of the occurrence referred to therein, and describing with particularity any and all clauses or provisions of this Agreement and the other Loan Documents that have been breached or violated.

(d)                                 Operating Budget and Projections.  Borrower shall furnish to Agent and each Lender on or prior to the Closing Date and for each fiscal year of Borrower thereafter prior to the commencement of such fiscal year, consolidated month by month projected operating budgets, projections, profit and loss statements, income statements, balance sheets and cash flow reports of and for the Credit Parties for such upcoming fiscal year (including an income statement for and a balance sheet as at the end of each such month), and annual projections for the fiscal years then remaining in the Term, in each case prepared in accordance with GAAP consistently applied with prior periods (subject to normal year-end adjustments and the absence of footnote disclosure).

(e)                                  Shareholder/Equity Holder Reports and Government Filings.  The Credit Parties shall furnish to Agent, within five (5) Business Days after the sending or filing thereof, copies, which may be in electronic form, of all proxy statements, financial statements and reports which any Credit Party has made available to its shareholders or other equity owners as a class or any class or series of shareholders or other equity owners as a class or series, and copies of all regular, periodic and special reports, financial statements or registration statements which any Credit Party files with the Securities and Exchange Commission, any stock exchange or any Governmental Authority.

(f)                                    Government Filings Referencing Agent or Lenders.  A reasonable time prior to its use, disclosure or distribution thereof, the Credit Parties shall and shall cause their Subsidiaries to provide in writing every document to be filed pursuant to state or federal securities laws that contain Agent’s or any Lender’s name or describe or refer to any Loan Document, any of the terms thereof or any of the transactions contemplated thereby.

Exhibit C-2

Collateral Reporting and Other Requirements

(a)                                  Collateral Reporting.  Each Credit Party shall:

(i)                                     provide Agent with not less than thirty (30) days’ prior written notice of any change in such Credit Party’s legal name, organizational identification number, if any, federal employer identification number, mailing address, corporate or organizational form or jurisdiction of organization, or of any new location for any of its Property valued at more than $100,000;

(ii)                          notify Agent promptly in writing (A) prior to any change in the proposed use by such Credit Party or Subsidiary of any trade name or fictitious business name and (B) upon obtaining knowledge that any application or registration relating to any Necessary Intellectual Property (whether now or hereafter existing) may become abandoned, or of any adverse determination or development (including the institution of, or any such determination or material development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Credit Party’s or Subsidiary’s ownership of any Necessary Intellectual Property, its right to register the same, or to keep and maintain the same;

(iii)                       promptly notify Agent of any Commercial Tort Claim in excess of $50,000 and any claims in excess of $100,000 in the aggregate, acquired by it and, unless otherwise consented to by Agent, and promptly enter into a supplement to the Security Agreement to which it is a party granting to Agent, for the benefit of the Lender Parties, a Lien on and security interest in such Commercial Tort Claim;

(iv)                      upon acquiring or receiving any of the same, deliver and pledge to Agent any and all Instruments (excluding checks, drafts and similar instruments that are customarily endorsed or presented for collection or deposit in the Ordinary Course of Business), negotiable Documents, Chattel Paper and, subject to the limitations in Section 6.7(e) of this Agreement, certificated Securities (or Capital Stock) (accompanied by stock powers executed in blank) duly endorsed and/or accompanied by such instruments of assignment and transfer executed by such Person in such form and substance as Agent may request in its Permitted Discretion; provided, that so long as no Event of Default shall have occurred and be continuing, each Credit Party or Subsidiary may retain for collection in the Ordinary Course of Business any Instruments, negotiable Documents and Chattel Paper received by such Person in the Ordinary Course of Business; provided, further, that if any such Credit Party or Subsidiary retains possession of any Instruments (excluding checks, drafts and similar instruments that are customarily endorsed or presented for collection or deposit in the Ordinary Course of Business), negotiable Documents or Chattel Paper pursuant to the terms hereof, each such Instrument, negotiable Documents and Chattel Paper shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of CapitalSource Finance LLC, as Agent, as secured party, for the benefit of certain Lender Parties” in each case in accordance with the terms of any applicable Security Agreement;

(v)                         deliver to Agent an updated Schedule I (Filing Jurisdictions), Schedule II (Capital Stock, Instruments, Documents, Letter of Credit Rights and Chattel Paper), and/or Schedule III (Legal Names, Prior Names, Type of Entity, Organizational Identification Number, State of Organization, Chief Executive Office, Principal Place of Business, Offices, Warehouses, Consignees, Processors, Books and Records) of the Security Agreement to which it is a party within five (5) Business Days of any change thereto;

(vi)                      prior to any Credit Party opening any new deposit or securities accounts (except accounts used exclusively for payroll and employee benefits), such Credit Party shall give Agent not less than ten (10) Business Days’ prior written notice of its intention to do so and shall deliver to Agent a revised version of Schedule V (Deposit Accounts) of the Security Agreement to which it is a party showing any changes thereto within five (5) Business Days of any such change (and shall otherwise obtain and deliver to Agent an Account Control Agreement in respect thereof in accordance with the terms of such Security Agreement);

(vii)                   advise Agent promptly, in reasonable detail, (A) of any Lien (other than a Permitted Lien) or material claim made or asserted against any of the Collateral, and (B) of the occurrence of any other event which would reasonably be expected to have a Material Adverse Effect on the value of the Collateral or on the Liens created hereunder or under any other Loan Document;

(viii)                promptly, and in any event within five (5) Business Days after becoming a beneficiary, notify Agent of the issuance of any letter of credit of which such Credit Party or Subsidiary is a beneficiary;

(ix)                        promptly notify Agent of any Collateral which constitutes a claim against the United States government or any instrumentality or agent thereof, in an amount equal to or greater than $50,000 individually or $100,000 in the aggregate, the assignment of which claim is restricted by federal law and, upon the request of Agent, such Credit Party or Subsidiary shall take such steps as may be necessary to comply with any applicable federal assignment of claims laws or other comparable laws; and

(x)                           promptly comply with all of the terms and conditions of each Security Agreement to which such Credit Party or Subsidiary is a party as is necessary or desirable to ensure the attachment, granting, creation, perfection, continuation and/or enforceability of a Lien, in favor of Agent, for the benefit of the Lender Parties, as a result of any of the events or circumstances described in the other clauses of this paragraph (b) in each case subject to any grace or cure periods set forth therein.

Exhibit D

Closing Conditions

(a)                                  Agent shall have received (i) the Loan Documents executed by each Credit Party and the other parties thereto and (ii) executed copies of the Revolving Loan Documents;

(b)                                 Agent shall have received (i) a report of Uniform Commercial Code financing statement, tax, pending suit and judgment lien searches as requested by Agent, and such report shall show no Liens on the Collateral (other than Permitted Liens and Liens to be terminated at Closing), (ii) each document (including, without limitation, any Uniform Commercial Code financing statements) required by any Loan Document or under law or requested by Agent in its Permitted Discretion to be filed, registered or recorded to create and perfect, in favor of Agent, for the benefit of the Lenders Parties, a first priority Lien upon the Collateral, subject only to Priority Permitted Liens, and (iii) evidence of each such filing, registration and recordation and of the payment by Borrower of any necessary fee, tax or expense relating thereto;

(c)                                  Agent shall have received: (i) a payoff letter and lien termination agreement from the holders of the Subordinated Notes in form and substance satisfactory to Agent in its Permitted Discretion providing for (A) partial repayment of the liabilities and obligations of the Credit Parties to the holders of the Subordinated Notes and (B) termination of all security agreements and related documents with respect to all Liens and Uniform Commercial Code financing statements relating thereto, (ii) release and termination of, or Agent’s authority to release and terminate, any and all other Liens and/or Uniform Commercial Code financing statements in, on, against or with respect to any of the Collateral, other than Permitted Liens, and (iii) evidence that all prior lockbox and blocked account arrangements, if any, are terminated;

(d)                                 [Reserved];

(e)                                  Agent shall have received (i) the Charter and Good Standing Documents, (ii) a certificate of the secretary or assistant secretary of each Credit Party, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents and the Related Documents on behalf of such Credit Party, (iii) the written legal opinions of counsel and/or special counsel for the Credit Parties with respect to the Loan Documents and the Revolving Loan Documents, and (iv) a certificate executed by an Responsible Officer of Borrower Funds Administrator, which contains a representation and warranty by Borrower as of the Closing Date that the conditions contained in this Agreement have been satisfied;

(f)                                    Agent shall be satisfied with all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents, the Revolving Loan Documents and the Related Documents (including, but not limited to, those relating to corporate and capital structures of each Credit Party);

(g)                                 the Related Transactions (other than the Transfer Pricing Agreement) shall have closed in the manner contemplated by the Related Documents, and Agent shall have received certified copies of such Related Documents;

(h)                                 Agent shall have received original certificates of all such required insurance policies, and confirmation that such certificates are in effect and that the premiums then due and owing with respect thereto have been paid in full, which certificates shall name the Agent, for the benefit of the Lender Parties, as sole beneficiary, loss payee or additional insureds (except in the case of additional insureds as permitted by Section 6.4(c)), as applicable;

(i)                                     Agent shall have received (or shall receive simultaneously with the funding of the Loan) all fees, charges and expenses due and payable to Agent and Lenders on or prior to the Closing Date pursuant to the Loan Documents;

(j)                                     All in form and substance satisfactory to Agent in its Permitted Discretion, Agent shall have received such consents, approvals and agreements from such third parties as Agent and its counsel shall determine in their Permitted Discretion are necessary or desirable with respect to (i) the Loan Documents and/or the transactions contemplated thereby, (ii) claims against any Credit Party or any of the Collateral, and/or (iii) agreements, documents or instruments to which any Credit Party is a party or by which any of its properties or assets are bound or subject, including without limitation Landlord Waivers and Consents for each property lease;

(k)                                  Agent shall have completed its due diligence examinations of each Credit Party and their Subsidiaries, including, without limitation, (i) examination of the Collateral and its financial due diligence, (ii) an examination of the terms and conditions of all obligations owed by such Person deemed material by Agent, the results of which shall be satisfactory to Agent, and (iii) customer reference checks and calls, credit checks and background checks with respect to the relevant key management and principals of each Credit Party and their Subsidiaries;

(l)                                     There shall be no event of default under a Material Contract as of the Closing Date;

(m)                               no Material Adverse Effect shall have occurred since June 30, 2005 and Agent shall have received the audited financial statements of the Credit Parties for the fiscal year ended December 31, 2004 and the unaudited financial statements of the Credit Parties on a consolidated, consolidating and pro-forma basis for the eight (8) month period ending and as of August 31, 2005;

(n)                                 Agent shall have received evidence that consolidated EBITDA of Borrower (calculated, for purposes of this subsection (n) without regard for the amounts that would be accrued in connection with TSE Contingent Obligations if the Credit Parties accrued for such amounts) for the six (6)-month period ended on June 30, 2005 was at least Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000);

(o)                                 Agent shall have received such other approvals, opinions, documents, agreements, instruments, certificates and materials as Agent or any Lender may request in their Permitted Discretion;

(p)                                 The Credit Parties and their Consolidated Subsidiaries, on a consolidated basis without duplication shall have an aggregate of at least $4,000,000 of unrestricted cash, marketable securities and Availability under the Revolving Facility, as defined in the Revolving Loan Agreement; and

(q)                                 No Default or Event of Default shall have occurred and be continuing or will occur after giving effect to the transactions contemplated by the Loan Documents.

APPENDIX A

DEFINITIONS

The following terms are defined in the Sections or subsections referenced opposite such terms:

“Accommodation Payment”	12.13(c)
“Affected Lender”	13.4
“Agent”	Preamble
“Agreement”	Preamble
“Borrower”	Preamble
“Capital Expenditures”	Exhibit D
“CapitalSource”	Preamble
“Confidential Information”	13.10
“EBITDA”	Exhibit D
“Event of Default”	VIII
“Fixed Charge Coverage Ratio”	Exhibit D
“Guaranteed Obligations”	14.1
“Indemnified Persons”	12.4
“Insured Event”	12.4
“Interest Coverage Ratio”	Exhibit D
“Interest Settlement Date”	11.5(a)(iii)
“Investments”	7.4
“Leverage Ratio”	Exhibit D
“Maximum Liability”	14.5
“Necessary Intellectual Property”	5.11
“Non-U.S. Lender”	13.1(f)
“Other Taxes”	13.1(b)
“Participant”	12.2(b)
“Permitted Indebtedness”	7.2
“Permitted Liens”	7.3
“Premium Financing Agreement”	7.8(k)
“Receipt”	12.5
“Register”	2.4
“Replacement Lender”	13.4
“Restricted Payments”	7.5
“SEC”	5.10
SEC Documents	5.10
“Taxes”	13.1(a)
“Transferee”	12.2(a)
“UK Subsidiaries”	Annex A
“UFCA”	12.13(c)
“UFTA”	12.13(c)

In addition to the terms defined elsewhere in the Agreement, the following terms have the following meanings:

“Account Control Agreement” shall mean, with respect to each deposit account, securities account or other account of any Credit Party, excluding each exclusively payroll account opened in the Ordinary Course of Business, an agreement, in form and substance satisfactory to Agent in its Permitted Discretion, among Agent, such Credit Party and the financial institution at which such account is maintained, pursuant to which, among other things, Agent, for the benefit of the Lender Parties, has “control” under the UCC over, and otherwise has a first priority and perfected Lien on, such account and all Property from time to time on deposit or otherwise credited to such account.

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of more than fifty percent (50%) of the Capital Stock of any Person or otherwise causing any Person to become a Subsidiary of a Credit Party, or (c) a merger, amalgamation, consolidation or other combination with another Person.

“Affiliate” or “affiliate” shall mean, as to any initial Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such initial Person, (b) who is or within the preceding ten years was a director or officer (i) of such initial Person, (ii) of any Subsidiary of such initial Person, or (iii) of any other Person described in clause (a) above with respect to such initial Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of twenty percent (20%) or more of any class of the outstanding voting Capital Stock of such initial Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and/or policies of a Person, whether through ownership of securities or other interests, by contract or otherwise.

“Applicable Default Margin” shall mean four percent (4.0%).

“Applicable Margin” shall mean six and one quarter percent (6.25%); provided, however, that the Applicable Margin shall, from time to time, be five and one quarter percent (5.25%) for the quarter following each fiscal quarter in which quarterly financial statements are delivered pursuant to this Agreement in which the Leverage Ratio calculated as of the last day of such prior quarter was less than 1.50 to 1.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

“Borrower Funds Administrator” shall mean Evolving Systems, Inc. or such successor Person approved by Agent.

“Business” shall mean the development, distribution and implementation of software primarily for the communications industry and the provision of related services, and other activities that are reasonably incidental or ancillary thereto.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve or Agent is authorized or required by law to be closed.

“Capital Lease” shall mean, as to any Person, any lease of any interest in any kind of Property by that Person as lessee that is, should be or should have been recorded as a “capital lease” in accordance with GAAP.

“Capital Lease Obligations” shall mean all obligations of any Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Capital Stock” shall mean, as to any Person that is a corporation, the authorized shares of such Person’s capital stock or shares, including all classes of common, preferred, voting and nonvoting capital stock or shares, and, as to any Person that is not a corporation or an individual, the partnership, membership or other ownership interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and other Property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person, collectively with, in any such case, all warrants, options and other rights to purchase or otherwise acquire, and all other instruments convertible into or exchangeable for, any of the foregoing.

“Cash Equivalents” shall mean (a) securities issued, or directly and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (b) time deposits, certificates of deposit and bankers’ acceptances of items denominated in the currency of the holder’s jurisdiction of formation (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, or (ii) any bank (or the parent company of such bank) whose short-term commercial paper rating from Standard & Poor’s Ratings Services (“S&P”) is at least A-2 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-2 or the equivalent thereof in each case with maturities of not more than six (6) months from the date of acquisition (any bank meeting the qualifications specified in clauses (b)(i) or (ii), an “Approved Bank”), (c) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (a) above entered into with any Approved Bank, (d) commercial paper issued by any Approved Bank or by the parent company of any Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating of at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within six (6) months after the date of acquisition, and (e) investments in money market funds substantially all of whose assets are comprised of securities of the type described in clauses (a) through (d) above.

“Change of Control” shall mean the occurrence of any of the following:

(i)                             any “change in/of control” or “sale” or “disposition” or similar event as defined in any Organizational Document of any Credit Party or the Subordinated Notes;

(ii)                          the consummation of any initial Public Offering by any Credit Party after the Closing Date;

(iii)                       Any Person and its Affiliates, individually or as part of a group (as that term is described in Rule 13d-5(b)(1) under the Exchange Act), either (A) owning or controlling in the aggregate in excess of 20% of the then outstanding voting Capital Stock of Evolving Systems or (B) being able to elect a majority of the board of directors of Evolving Systems;

(iv)                              Any Credit Party ceases to own and control, beneficially and of record, one hundred percent (100%) of the issued and outstanding Capital Stock (other than directors’ qualifying shares required by law), free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of Agent, for the benefit of the Lender Parties of any Subsidiary of which it own, or controls such Capital Stock as of the Closing Date;

(v)                                 Stephen K. Gartside, Jr. ceases to be employed as Chief Executive Officer of Borrower or otherwise dies or becomes disabled and, in any case, shall not have been replaced within forty-five (45) calendar days by an interim Chief Executive Officer, and within two hundred seventy (270) days by a permanent Chief Executive Officer with such permanent replacement having similar experience and qualifications as the Chief Executive Officer being replaced; or

(vi)                              Any Credit Party is subject to Shareholder Blocking Rights which have not been waived pursuant to an agreement in form and substance satisfactory to Agent in its Permitted Discretion; provided that any voting rights of the holders of Evolving System’s Series B Convertible Preferred Stock under Section 3(c) of the Certificate of Designation have only been waived, if at all, with respect to the rights of the Agent and Lenders under the Loan Documents.

“Charter and Good Standing Documents” shall mean, for each Credit Party, (i) a copy of the certificate of incorporation or formation (or other applicable charter document) certified as of a date not more than twenty one (21) Business Days prior to the Closing Date by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party, (ii) a copy of the bylaws or similar Organizational Documents of such Credit Party certified as of a date not more than twenty one (21) Business Days prior to the Closing Date by the corporate secretary or assistant secretary of such Credit Party (or its general partner or managing member, as the case may be), (iii) an original certificate of good standing as of a date acceptable to Agent issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Credit Party and of every other jurisdiction in which such Credit Party has an office or conducts business or is otherwise required to be in good standing, and (iv) copies of the resolutions of the Board of Directors or Managers (or other applicable governing body of such Credit Party) of such Credit Party and, if required, stockholders, members, partners or other equity owners, authorizing the execution, delivery and performance of the Loan Documents and the Related Documents to which such Credit Party is a party, certified by the corporate secretary or assistant secretary of such Credit Party (or its general partner or managing member, as the case may be) as of the Closing Date.

“Closing” shall mean the satisfaction, or written waiver by Agent and Requisite Lenders, of all of the conditions precedent set forth in this Agreement required to be satisfied prior to the disbursement of the Loan and consummation of the other transactions contemplated hereby.

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Collateral” shall mean, collectively, all Property, interests in Property, collateral and/or security granted and/or securities pledged to Agent, for the benefit of the Lender Parties, or any Lender by the Credit Parties and any other Person to secure the Obligations or any part thereof pursuant to the Loan Documents, including, without limitation, all Property in which a Lien is granted pursuant to the Security Documents to secure the Obligations or any part thereof.

“Commitment” or “Commitments” shall mean as to all Lenders, the aggregate commitments of all Lenders to fund the Loan as the same may be reduced, modified or terminated from time to time pursuant to this Agreement.

“Compliance Certificate” shall mean a compliance certificate executed by a Responsible Officer of Borrower in the form of Exhibit B-2 hereto.

“Contingent Obligations” shall mean, as to any Person, any agreement, undertaking or arrangement by which such Person assures, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, including, without limitation, any so-called “keepwell” or “makewell” agreement, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, (e) with respect to any letter of credit of such Person or as to which that Person is otherwise liable for reimbursement of drawings, or (f) with respect to any Hedging Agreement; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the Ordinary Course of Business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Party” shall mean each of Evolving Systems, Inc., Telecom Software Enterprises, LLC, Intermediate Holdco, and all Domestic Subsidiaries of such persons.

“Credit Parties” shall mean Evolving Systems, Telecom Software Enterprises, LLC, Intermediate Holdco, and all Domestic Subsidiaries of such persons.

“Cross License Agreement” shall mean, collectively, (i) the Intercompany License Agreement, dated as of October 17, 2005, between Evolving Systems, as licensor, and Revolving Borrower, as licensee, and (ii) the Intercompany License Agreement, dated as of October 17, 2005 between Revolving Borrower, as licensor, and Evolving Systems, as licensee.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute, be or result in an Event of Default.

“Default Rate” shall mean a per annum rate equal to the Libor Rate in effect from time to time, plus six and one quarter percent (6.25%), plus the Applicable Default Margin; provided, that if any Obligation otherwise does not bear interest, the Default Rate with respect thereto shall equal the Libor Rate in effect from time to time, plus six and one quarter percent (6.25%), plus the Applicable Default Margin.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of a Person incorporated or otherwise organized under the laws of the United States of America or a state of the United States of America or the District of Columbia.

“Eligible Assignee” shall mean any of the following:  (a) a commercial bank organized under the laws of the United States, or any state thereof; (b) a commercial bank organized under the laws of any other country; (c) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans or other debt obligations for its own account in its ordinary course of business; or (d) a Related Fund.

“Environmental Laws” shall mean, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or

“Superlien” law and all other federal, state and local and foreign environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Eurocurrency Reserve Requirement” for any day shall mean the aggregate (without duplication) of the rates (expressed as a decimal rounded upward to the nearest 1/100th of 1%) as determined by Agent of reserve requirements in effect on such day (including, without limitation, basis, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United Stated or other Governmental Authority, or any successor thereto, having jurisdiction with respect thereto) prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Excess Cash Flow” shall mean, for Evolving Systems and its consolidated Subsidiaries, for each fiscal year commencing with the year ending December 31, 2006, on a consolidated basis without duplication, an amount equal to the sum of (i) EBITDA (as defined in Annex I hereof) for such fiscal year, minus (ii) actual cash franchise and income tax paid in cash during such fiscal year, minus (iii) cash Interest Expense on the Loan and the Revolving Facility and the Subordinated Notes actually paid during such fiscal year, if any, minus (iv) Unfinanced Capital Expenditures (as defined in Exhibit B-1 hereto) of the Credit Parties and their Subsidiaries for such fiscal year minus (v) an amount equal to the aggregate amount of all scheduled repayments of principal and all prepayments of the Loan for such fiscal year, if any, minus (vi) an amount equal to the sum of payments of principal on the Subordinated Notes and Revolving Facility, if any, (to the extent such payments on the Revolving Facility resulting in permanent reductions of the Revolving Facility) actually made during such period to the extent permitted hereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Valuation” shall mean the determination of the value of the consolidated assets of a Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“Foreign Subsidiary” shall mean any Subsidiary of a Person that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms.

“Governmental Authority” shall mean any federal, state, foreign, municipal, national, provincial, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

“Guarantor” shall mean any Credit Party other than Borrower, and “Guarantors” shall mean all such other Credit Parties.

“Guaranty” shall mean any guaranty executed by a Guarantor, including, without limitation, the guaranty effectuated by Article XIV of this Agreement or any guaranty set forth in a Pledge Agreement executed by a Person relating to the Capital Stock of Borrower or any of its Subsidiaries.

“Hazardous Substances” shall mean any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or other substances or materials regulated by or subject to, or which may form the basis of liability under, any applicable Environmental Law.

“Hedging Agreement” shall mean any swap agreements (as defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates and entered into for bona fide hedging purposes and not for speculation.

“Indebtedness” of any Person shall mean, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables incurred and payable in the Ordinary Course of Business of such Person); (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing products; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (i) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above.

“Intellectual Property” shall mean all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” shall mean an Acknowledgment of Intellectual Property Collateral Lien executed by a Credit Party in favor of Agent, for the benefit of the Lender Parties, as the same may be modified, amended, restated or supplemented from time to time.

“Interest Payment Date” shall mean the first day of each calendar month.

 “Joinder Agreement” shall mean an agreement, in form and substance satisfactory to Agent in its Permitted Discretion, pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either Borrower or a Guarantor, as Agent may determine.

“Landlord Waiver and Consent” shall mean a waiver or consent, in form and substance satisfactory to Agent in its Permitted Discretion, pursuant to which a mortgagee, owner or lessor of real property on which any Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of any Property of any Credit Party, (i) acknowledges and consents to the Liens of Agent, for the benefit of the Lender Parties under the Loan Documents, (ii) waives any Liens held by such Person on such Property, and (iii) in the case of any such agreement with a mortgagee or lessor, permits Agent access to and use of such real Property for a reasonable amount of time following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.

“Lender” shall mean any of the Persons from time to time named on Schedule A under the headings “Lenders,” and their respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that otherwise is not a party to this Agreement), and “Lenders” shall mean all of them collectively.

“Lender Addition Agreement” shall mean an agreement among Agent, a Lender and such Lender’s assignee regarding their respective rights and obligations with respect to assignments of the Commitments, the Loan and other interests under this Agreement and the other Loan Documents, in form and substance acceptable to Agent in its Permitted Discretion; it being agreed and understood that the consent or approval of Borrower shall be required thereto only in accordance with the terms of Section 13.1.

“Lender Parties” shall mean, collectively, Agent and Lenders, and “Lender Party” shall mean any of them.

“Lending Office” shall mean, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” opposite its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify Borrower and Agent.

“Libor Rate” shall mean a fluctuating per annum rate of interest equal to (i) the rate per annum (rounded upwards to the nearest 1/100th of 1%) equal to the offered rate for deposits of Dollars for a 30-day period which appears on Telerate page 3750 as of 11:00 A.M. (London time) Rate divided by (ii) 1.00 minus the Eurocurrency Reserve Requirements in effect.  “Telerate page 3750” means the display designated as “page 3750” on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in Dollars).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer, charge or other restriction, lien or charge of any kind or any other priority arrangement (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the Property is retained by or vested in some other Person for security purposes.

“Life Insurance Policy” shall mean a current, valid and fully paid key man life insurance policy insuring the life of Stephen K. Gartside, Jr. in the amount of $1,000,000 that (i) lists Agent, for the benefit of the Lender Parties, as the sole beneficiary thereunder, (ii) is issued by a carrier and otherwise is in form and substance acceptable to Agent in its Permitted Discretion, (iii) cannot be altered, amended or modified in any respect (including, without limitation, with respect to amounts of coverage and beneficiaries without the consent of Agent), and (iv) cannot be canceled without at least thirty (30) Business Days’ prior written notice to Agent.

“Loan” shall mean the term loan in aggregate principal balance of $8,500,000 made by the Lenders to the Borrowers pursuant to this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, if any, the Security Documents, all Compliance Certificates, the Subordination Agreements and all other agreements, documents, instruments and certificates heretofore or hereafter executed and/or delivered to Agent or any Lender by or on behalf of any Credit Party in connection with any of the foregoing or the Loan, in each case as the same may be amended, modified or supplemented from time to time.

“Material Adverse Effect” shall mean any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which:

(i)                                     has, had or would reasonably be expected to have a material adverse effect upon or change in (a) the legality, validity or enforceability of any Loan Document to which a Credit Party is a party or (b) the aggregate rights and remedies of the Agent under the Loan Documents taken as a whole;

(ii)                                  has been or would reasonably be expected to be material and adverse to the value of any of the Collateral, taken as a whole, or to the business, operations, liabilities or condition (financial or otherwise) of Evolving Systems or Revolving Borrower, individually, or of the Credit Parties taken as a whole; or

(iii)                               has materially impaired or would reasonably be expected to materially impair the ability of Evolving Systems or Revolving Borrower, individually, or of the Credit Parties taken as a whole to perform any of its or their Obligations, or to consummate the transactions, under the Loan Documents.

“Material Contracts” means (i) the Related Documents and (ii) any other one or series of related contracts, agreements or arrangements to which Credit Parties or any of their Subsidiaries are a party that involve aggregate consideration payable to or by such Credit Party or such Subsidiary of more than $1,000,000 annually.

“Maturity Date”  shall mean the earliest to occur of (i) the acceleration (whether automatic or by written notice) of any Obligations in accordance with the terms of this Agreement and (ii) the last day of the Term.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, leasehold mortgage, leasehold deed of trust, leasehold deed to secure debt or similar instrument creating a Lien on real Property or on any interest in real Property to secure any of the Obligations.

“Net Proceeds” shall mean:

(i)                                     in respect of any issuance of debt or equity, cash proceeds and non-cash proceeds received or receivable in connection therewith, net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person that is not an Affiliate of any Credit Party; and

(ii)                                  in respect of any disposition, casualty, condemnation, taking or other event of loss, proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making such disposition or all insurance proceeds received on account of such casualty, condemnation, taking or other event of loss, in any such case net of: (i) in the event of a disposition, (x) the direct costs and expenses relating to such disposition excluding amounts payable to Borrower or any Affiliate of any Credit Party, (y) sale, use or other transaction taxes paid or payable as a result thereof, and (z) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness (other than the Obligations) secured by a Lien on the asset that is the subject of such disposition; and (ii) in the event of a casualty, condemnation, taking or other event of loss, (x) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking in accordance with the terms hereof, (y) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (z) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Notes” shall mean, collectively, if any, any notes issued pursuant to this Agreement, together with any promissory notes or other instruments issued in substitution therefor or replacement thereof, in each case as the same may be amended, modified, divided, split, supplemented and/or restated from time to time.

“Obligations” shall mean, without duplication, all present and future obligations, Indebtedness and liabilities of Borrower and/or any other Credit Party to Agent and/or the other Lender Parties at any time and from time to time of every kind, nature and description arising under any Loan Document, whether direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious or liquidated or unliquidated, including, without limitation, all interest, fees, charges, expenses and/or amounts paid or advanced by Agent or any other Lender Party to, on behalf of or for the benefit of any such Person for any reason under any Loan Document at any time, obligations of performance as well as obligations of payment, and all interest, fees and other amounts that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person or its Properties related to any of the Obligations.

“Ordinary Course of Business” shall mean, in respect of any transaction involving any Credit Party, the ordinary course of such Credit Party’s business, as conducted by such Credit Party in accordance with past practices and undertaken by such Credit Party in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organizational Documents” shall mean (a) for any corporation, the memorandum and/or certificate or articles of incorporation, the bylaws, any certificate of designation, or other instrument relating to the rights of preferred shareholders or stockholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or certificate of formation or organization.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Permit” shall mean any license, lease, power, permit, franchise, certificate, authorization or approval issued by a Governmental Authority.

“Permitted Discretion” shall mean, with respect to any Person, a determination or judgment made by such Person in good faith in the exercise of reasonable (from the perspective of a secured lender) credit or business judgment.

“Permitted Securities” shall mean any Capital Stock of Evolving Systems that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event or otherwise (A) are not convertible or exchangeable for Indebtedness or any securities that are not Permitted Securities, (B) (i) do not mature and (ii) are not putable or redeemable at the option of the holder thereof, in each case under clause (i) or (ii) in whole or in part on or prior to the date that is six (6) months after the earlier of the scheduled end of the Term or the actual payment in full in cash of the Obligations, (C) do not require or mandate payments of dividends or distributions in cash on or prior to the date that is six (6) months after the earlier of the scheduled end of the Term or the actual payment in full in cash of the Obligations, (D) are unsecured and by operation of law or by legally binding agreement are subordinated in right of repayment, liens, security and remedies to all of the Obligations and to all of Agent’s and the other Lender Parties’ rights, Liens and remedies, (E) are not sold, issued or otherwise transferred in connection with or as a part of a Public Offering; and (F) to the extent the same are subject to or provide for any Shareholder Blocking Rights, all such Shareholder Blocking Rights have been waived in form and substance satisfactory to Agent in its Permitted Discretion.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Pledge Agreement” shall mean any pledge agreement between Agent and any Credit Party, as the same be amended, modified, supplemented or restated from time to time.

“Prepayment Premium” shall mean: (a) for the period from the Closing Date through and including November 14, 2006, an amount equal to two and one half percent (2.5%) of the Loan so prepaid or required to be prepaid; (b) for the period after November 14, 2006 through and including November 14, 2007, an amount equal to one and one half percent (1.5%) of the Loan so prepaid or required to be prepaid.

“Priority Permitted Liens” shall mean Permitted Liens contemplated by and permitted under Sections 7.3(b), (c), (d), (e) and/or (i).

“Property” shall mean all types of real, personal or mixed property and all types of tangible or intangible property.

“Pro Rata Share” shall mean:

(a)                                  with respect to any Lender as to all Lenders, the percentage obtained by dividing (i) the aggregate amount of such Lender’s share of the Loan outstanding and such Lender’s Commitments by (ii) the aggregate amount of all Lenders’ share of the Loan outstanding and all Lenders’ Commitments; in any case as such percentage may be adjusted by assignments permitted pursuant to Section 12.2 and 2.9.

“Public Offering” shall mean any offer or sale of its Capital Stock by Evolving Systems or any of its Subsidiaries pursuant to any registration statement filed and effective with the Securities and Exchange Commission or any other applicable Governmental Authority except offers and sales pursuant to (a) any Special Registration Statement or (b) any registration statements on Form S-3 that are effective as of the Closing Date.

“Qualified Asset Sale” shall mean any sale, transfer or other disposition by Borrower or any of its Subsidiaries permitted under Section 7.7(a), (b), (d), (e), (f) and (g).

“Real Estate” shall mean each parcel of real Property owned by any Credit Party.

“Related Documents” shall mean, collectively, the Subordinated Loan Documents, the Transfer Pricing Agreements to be prepared pursuant to Section 6.7, and the Cross License Agreement.

“Related Fund” shall mean (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of its business and is advised or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an Affiliate of an investment advisor that manages a Lender or (b) any finance company, insurance company or other financial institution which temporarily warehouses the Loan for any Lender or any Person described in clause (a) above.

“Related Transactions” shall mean the transactions anticipated by the Related Documents.

“Requisite Lenders” shall mean at any time Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Loan then outstanding.  For purposes of this definition, all Lenders that are Affiliates and each Lender and its Related Funds shall be deemed to constitute one, single Lender.

“Responsible Officer” shall mean the chief executive officer or the president of Borrower Funds Administrator, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of Borrower Funds Administrator, or any other officer having substantially the same authority and responsibility.

“Revolving Borrower” shall mean Evolving Systems Ltd., a company incorporated under the laws of England and Wales, as the “Borrower” under the Revolving Loan Agreement

“Revolving Facility” shall mean the revolving loan facility established pursuant to the Revolving Loan Documents.

“Revolving Lender” shall mean the “Lender” under the Revolving Loan Agreement.

“Revolving Loan Agreement” shall mean the Revolving Loan Agreement dated the date hereof by and among Revolving Borrower, Evolving Systems Ltd, Agent and CSE Finance, Inc., as the same be amended, modified, supplemented or restated from time to time.

“Revolving Loan Documents” shall mean the Revolving Loan Agreement and all other agreements, documents, instruments and certificates heretofore or hereafter executed in connection with the Revolving Loan Agreement.

“Revolving Obligations” shall mean the “Obligations” as defined in the Revolving Loan Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Security Agreements” shall mean any security or pledge agreement executed by a Person in favor of Agent, for the benefit of the Lender Parties, to secure the Obligations.

“Security Documents” shall mean, collectively, the Security Agreements, the Guarantees, any Mortgages, the Intellectual Property Security Agreements, all Account Control Agreements, all Landlord Waivers and Consents, all UCC financing statements and all other agreements, documents and instruments that create or perfect the Liens in the Collateral, as the same may be modified, amended or supplemented from time to time.

“Seller Subordination Agreement” shall mean the Subordination Agreement dated the date hereof by and among Agent, the Credit Parties named therein, the holders of the Subordinated Notes and any other parties thereto as the same may be modified, amended, restated or supplemented from time to time and in form and substance satisfactory to Agent.

“Shareholder Blocking Rights” shall mean any rights of any owner (direct or indirect) of any Capital Stock of any Credit Party which, pursuant to the terms of any agreement or Organizational Document, has the right to consent, or the effect of requiring such consent, to any foreclosure by the Agent under any Pledge Agreement or otherwise to the exercise of any of Agent’s rights and remedies thereunder or otherwise has the right to restrain, delay, impair or otherwise interfere with the Agent in the event of Agent’s exercise of its rights under a Pledge Agreement or other Security Documents.

“Solvent” shall mean, as to any Person at any time, that (a) the fair value of the Property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32)(A) of the Bankruptcy Code and, in the alternative, for purposes of the Uniform Fraudulent Transfer Act; (b) the present fair saleable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; and (c) such Person is able to realize upon its Property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business.

“Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan, (ii) any registration statement with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) any registration statement for the purpose of effecting a business combination; provided that, in the case of any registration statement described in clauses (ii) and (iii), the underlying transaction is permitted under the Loan Documents or is otherwise consented to in writing by Agent prior to the consummation thereof.

“Subordinated Debt” shall mean any Indebtedness, contingent equity, earnout or other obligations of Borrower or any of its Subsidiaries that is unsecured and subordinated by written contract in right of payment, liens, security and remedies to all of the Obligations and all of the Lender Parties’ rights, Liens and remedies in form and substance satisfactory to Requisite Lenders, including, without limitation, the unsecured Indebtedness of Borrower evidenced by the Subordinated Loan Documents.

“Subordinated Loan Documents” shall mean, collectively, the Subordinated Notes and all other agreements, documents and instruments executed and delivered in connection therewith.

“Subordinated Notes” shall mean the Subordinated Notes of Evolving Systems dated November 14, 2005 in the aggregate principal amount of $4,869,700.47.

“Subordination Agreement” shall mean, collectively, any of (i) the Seller Subordination Agreement and (ii) any other agreement between Agent and the holders of Subordinated Debt to which Evolving Systems is either a party or executes an acknowledgment to such agreement, in each case as the same may be modified, amended, restated or supplemented from time to time and in form and substance satisfactory to Requisite Lenders.

“Subsidiary” shall mean, as to any initial Person, any other Person in which more than fifty percent (50%) of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such initial Person or one or more of its Subsidiaries.  For purposes of the Loan Documents, any reference to “Subsidiary” shall be deemed to refer to a Subsidiary of Borrower unless the context provides otherwise.

“Term” shall mean the period commencing on the Closing Date and ending on November 14, 2010.

“Transfer Pricing Agreements” shall mean agreements on transfer pricing in form and substance satisfactory to Agent in its Permitted Discretion.

“TSE Contingent Obligations” shall mean the Deferred Payment obligations to the Sellers (as defined in the TSE Purchase Agreement).

“TSE Purchase Agreement” shall mean the Acquisition Agreement of Telecom Software Enterprises, LLC, dated as of October 15, 2004 among Evolving Systems, as Buyer, and Lisa Marie Maxson and Peter McGuire, as Sellers.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time; provided, that to the extent the UCC is used to define any term herein or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC the definition of such term contained in Article or Division 9 shall govern.

“UK Excess Cash Flow” shall mean, for Revolving Borrower and its consolidated Subsidiaries (the “UK Subsidiaries”), for each fiscal quarter commencing with the fiscal quarter ending December 31, 2006, on a consolidated basis without duplication, an amount equal to the sum of (i) EBITDA (as defined in Annex I hereof) of the UK Subsidiaries for such fiscal quarter, minus (ii) actual cash franchise and income tax paid in cash by the UK Subsidiaries during such fiscal quarter, minus (iii) cash Interest Expense on the Revolving Facility actually paid during such fiscal quarter, if any, minus (iv) Unfinanced Capital Expenditures (as defined in Exhibit B-1 hereto) of the UK Subsidiaries for such fiscal quarter minus (v) an amount equal to the sum of payments of principal on the Revolving Facility, if any, (to the extent such payments on the Revolving Facility resulting in permanent reductions of the Revolving Facility) actually made during such period to the extent permitted hereunder, minus (vi) the amount of any dividends made by Revolving Borrower under Section 7.5(c) during such period for Intermediate Holdco to pay taxes, costs and expenses.

“Wholly-Owned Subsidiary” shall mean any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the equity, at the time as of which any determination is being made, is owned, beneficially and of record, by Borrower or by one or more of the other Wholly-Owned Subsidiaries of Borrower, or both.

SCHEDULE A

Lenders/Commitments

Lenders		Commitment

CapitalSource Finance LLC		$8,500,000
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group, Portfolio Manager
Telephone: (301) 841-2700
FAX: (301) 841-2360
E-Mail: sladd@capitalsource.com

Wire Instructions:
Bank:	Bank of America, Baltimore, MD
Account:	003939396662
ABA:	026009593
Account Name:	CapitalSource Funding LLC - CFG
Reference:	Evolving Systems

Total:		$8,500,000